 EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RENASANT CORPORATION,

RENASANT BANK,

FIRST M&F CORPORATION,

AND

MERCHANTS AND FARMERS BANK

DATED FEBRUARY 6, 2013

TABLE OF CONTENTS
Page

ARTICLE I	THE MERGER	1
1.1	The Merger	1
1.2	Effective Time	2
1.3	The Articles of Incorporation and Bylaws of the Surviving Corporation and Subsidiary Surviving Bank	2
1.4	Directors and Officers	2
1.5	Effect of the Mergers	3
ARTICLE II	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES	3
2.1	Conversion of Shares	3
2.2	Exchange of Seller Capital Stock Certificates	5
2.3	[Intentionally omitted.]	7
2.4	Additional Actions	7
2.5	Rights as Stockholders	7
2.6	Stock Transfer Records	7
2.7	Subsidiary Merger	8
2.8	Seller Stock Options and Related Matters; Seller Warrant	8
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER AND
	SELLER SUB	9
3.1	Corporate Organization	10
3.2	Capitalization	11
3.3	Authority; No Violation	11
3.4	Financial Statements	13
3.5	Absence of Certain Changes or Events	14
3.6	Legal Proceedings	14
3.7	Taxes and Tax Returns	14
3.8	Employee Benefit Plans	16
3.9	Regulatory Reports	18
3.10	Seller Information	18
3.11	Compliance with Applicable Law	19
3.12	Deposit Insurance and Other Regulatory Matters	19
3.13	Certain Contracts	19
3.14	Properties and Insurance	20
3.15	Environmental Matters	21
3.16	Allowance for Loan Losses and Real Estate Owned	22
3.17	Minute Books	22
3.18	Affiliate Transactions	22
3.19	Internal Controls; Disclosure Controls	22
3.20	Risk Management Instruments	23
3.21	Fairness Opinion	23
3.22	Broker Fees	23
3.23	Loans	23
3.24	Investment Securities	24
3.25	Employees; Compensation	24
3.26	Tax and Regulatory Matters	25
3.27	Intellectual Property	25
3.28	Regulatory Capital; Community Reinvestment Compliance	26
3.29	Trust Business	26
3.30	Broker-Dealer and Investment Advisory Matters	26
3.31	No Existing Discussions	28
3.32	Materials Contracts	28
3.33	NASDAQ	28
3.34	Certain Business Practices	28
3.35	Continuity of Business Enterprise	28
3.36	Seller Insurance Companies	28
3.37	Full Disclosure	32
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND
	ACQUIROR SUB	32
4.1	Corporate Organization	32
4.2	Capitalization	33
4.3	Authority; No Violation	33
4.4	Financial Statements	34
4.5	Absence of Certain Changes or Events	35
4.6	Legal Proceedings	35
4.7	Taxes and Tax Returns	36
4.8	Security Documents and Regulatory Reports	36
4.9	Acquiror Information	37
4.10	Compliance with Applicable Law	37
4.11	Deposit Insurance and Other Regulatory Matters	37
4.12	Properties and Insurance	38
4.13	Allowance for Loan Losses and Real Estate Owned	38
4.14	Broker Fees	39
4.15	Loans	39
4.16	Investment Securities	39
4.17	Regulatory Matters	40
4.18	Regulatory Capital; Acquiror Shares	40
4.19	Materials Contracts	40
4.20	NASDAQ	40
4.21	Full Disclosures	40
ARTICLE V	COVENANTS OF THE PARTIES	40
5.1	Conduct of the Business of the Parties	40
5.2	Negative Covenants of Seller	41
5.3	No Solicitation	45
5.4	Negative Covenants of Acquiror	46
5.5	Current Information	47
5.6	Access to Properties and Records; Confidentiality	47
5.7	Regulatory Matters	48
5.8	Preparation of Registration Statement; Approval of Stockholders	49
5.9	Further Assurances	50
5.10	Disclosure Supplements	51
5.11	Public Announcements	51
5.12	Failure to Fulfill Conditions	51
5.13	Certain Post-Merger Agreements	51
5.14	Takeover Laws; No Rights Triggered	54
5.15	Affiliates	54
5.16	Adoption of Accounting Policies	54
5.17	Section 16 Matters	54
5.18	Operating Functions	54
5.19	Covenant to Close	55
5.20	Certain Agreements	55
5.21	Hold Harmless	55
5.22	Seller Indebtedness	55
5.23	Investment Advisory Consents	56
5.24	Stock Exchange De-listing	56
5.25	Preferred Stock Held by U.S. Treasury	56
ARTICLE VI	CLOSING CONDITIONS	56
6.1	Conditions to the Parties’ Obligations under this Agreement	56
6.2	Conditions to the Obligations of Acquiror and Acquiror Sub under this
	Agreement	57
6.3	Conditions to the Obligations of Seller and Seller Sub under this
	Agreement	58
ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER, ETC.	59
7.1	Termination	59
7.2	Effect of Termination	60
7.3	Amendment, Extension and Waiver	60
7.4	Termination Fees	60
ARTICLE VIII	MISCELLANEOUS	61
8.1	Expenses	61
8.2	Survival	61
8.3	Notices	61
8.4	Parties in Interest	62
8.5	Complete Agreement	62
8.6	Counterparts	63
8.7	Governing Law; Venue; Waiver of Jury Trial	63
8.8	Interpretation	63
8.9	Enforcement	64
8.10	Sevarability	64
8.11	Alternative Structure	64

Schedules:

Schedule 5.13(b)
Schedule 5.15
Schedule 5.20-A
Schedule 5.20-B

Exhibits:

Exhibit A                      Parent Merger Document
Exhibit B                      Subsidiary Merger Document

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of February 6, 2013, is made by and among Renasant Corporation, a Mississippi corporation  (“Acquiror”), and Renasant Bank, a Mississippi banking corporation (“Acquiror Sub”), on the one hand, and First M&F Corporation, a Mississippi corporation (“Seller”), and Merchants and Farmers Bank, a Mississippi banking corporation (“Seller Sub”), on the other hand.  Acquiror, Acquiror Sub, Seller and Seller Sub are sometimes referred to herein individually as a “party” and collectively as the “parties.”

WITNESSETH:

WHEREAS, the Boards of Directors of Acquiror and Seller each have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for herein, including the merger of Seller with and into Acquiror on the terms and conditions set forth herein;

WHEREAS, the Boards of Directors of Acquiror Sub and Seller Sub each have determined that it is advisable and in the best interests of their respective companies and their respective sole stockholder to consummate the business combination transactions provided in the Subsidiary Merger Document (as hereinafter defined) and herein, including the merger of Seller Sub with and into Acquiror Sub, subject to the term and conditions set forth therein and herein; and

WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.

(a)           Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Seller shall be merged with and into Acquiror (the “Parent Merger”) in accordance with the Mississippi Business Corporation Act (the “MBCA”), with Acquiror as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) which shall continue its corporate existence under the laws of the State of Mississippi, and the separate corporate existence of Seller shall terminate.  The Parent Merger shall in all respects have the effects provided in Section 1.5 hereof.

(b)           Subject to the terms and conditions of this Agreement, immediately after the Effective Time of the Parent Merger, Seller Sub shall be merged with and into Acquiror Sub (the “Subsidiary Merger” and together with the Parent Merger, the “Mergers”) in accordance with Title 81 of the Mississippi Code of 1972, as amended, and the Bank Merger Act, 12 U.S.C. §1828(c), with Acquiror Sub as the surviving banking corporation (hereinafter sometimes called the “Subsidiary Surviving Bank”) which shall continue its corporate existence under the laws of the State of Mississippi, and the separate corporate existence of Seller Sub shall terminate.  The Subsidiary Merger shall in all respects have the effects provided in Section 1.5 hereof.

1.2           Effective Time.  The Parent Merger shall become effective on the date and at the time that the Articles of Merger are filed with the Secretary of State of the State of Mississippi pursuant to Section 79-4-11.06 of the MBCA, such Articles of Merger shall contain a Plan of Merger to be substantially in the form attached hereto as Exhibit A (the “Parent Merger Document”), unless a later date and time is specified as the effective time in such documents, provided that the parties shall cause the Parent Merger to be effective no later than the day following the date on which the Closing occurs (the “Effective Time”); provided, however, that in no event will the Parent Merger Document be filed prior to July 1, 2013. The Subsidiary Merger shall become effective upon the later of the dates and times specified in the Certificate of Merger Approval issued by the Mississippi Commissioner of Banking and Consumer Finance (“MCB”) based on the Articles of Merger filed with the MCB and thereafter with the Mississippi Secretary of State, such Articles of Merger to be substantially in the form attached hereto as Exhibit B (the “Subsidiary Merger Document” and together with the Parent Merger Document, the “Merger Documents”).  The closing (the “Closing”) shall take place at 10:00 a.m. on the fifth Business Day (the “Closing Date”) following the receipt of all necessary approvals and consents of any federal, state or local court, administrative agency, arbitrator or commission or other governmental, regulatory, self-regulatory authority or instrumentality (“Governmental Entity”), and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Mergers specified in Article VI of this Agreement (other than the delivery of certificates, instruments and documents to be delivered at the Closing), at the offices of Acquiror, or at such other place, at such other time or on such other date as the parties may mutually agree upon, provided, however, that in no event shall the Closing occur prior to July 1, 2013 and provided, further, that if the Closing occurs at any time after such date, the Closing shall occur on the first day of the next month after the date on which all conditions to closing described in this sentence are satisfied.  For purposes of this Agreement, a Business Day (“Business Day”) is any day, other than a Saturday, Sunday or any other day that banks located in the State of Mississippi are not permitted to be open or required to be closed.  At the Closing, there shall be delivered to Acquiror, Acquiror Sub, Seller and Seller Sub the certificates and other documents required to be delivered under Article VI hereof.

1.3           The Articles of Incorporation and Bylaws of the Surviving Corporation and the Subsidiary Surviving Bank.  The Articles of Incorporation and the Bylaws of Acquiror and Acquiror Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation and the Subsidiary Surviving Bank, respectively, until thereafter changed or amended as provided therein and in accordance with applicable Law (as hereafter defined).

1.4           Directors and Officers.

(a)           Prior to the Effective Time, the parties shall take all appropriate actions so that, as of the Effective Time, and subject to and in accordance with the Bylaws of Acquiror, the number of directors of the Surviving Corporation shall be increased to 18 directors and shall consist of the directors of Acquiror in office immediately prior to the Effective Time as well as two current directors of Seller selected by Acquiror in its sole discretion (after consideration of the recommendation of Seller), until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.   The officers of Acquiror shall, from and after the Effective Time, continue as the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.

(b)           Prior to the effective time of the Subsidiary Merger, the parties shall take all appropriate actions so that, as of the effective time of the Subsidiary Merger, and subject to and in accordance with the Bylaws of the Acquiror Sub, the number of directors of the Subsidiary Surviving Bank shall be increased to 18 directors and shall consist of the directors of Acquiror Sub in office immediately prior to the effective time of the Subsidiary Merger as well as two current directors of Seller Sub selected by Acquiror in its sole discretion (after consideration of the recommendation of Seller Sub), until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Subsidiary Surviving Bank.  The officers of Acquiror Sub shall, from and after the effective time of the Subsidiary Merger, continue as the officers of the Subsidiary Surviving Bank until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Subsidiary Surviving Bank.

1.5           Effect of the Mergers.

(a)           At the Effective Time, the separate existence and corporate organization of Seller shall cease, and all right, title and interest in and to all real estate and other property owned by Seller shall be allocated to and shall be vested in Acquiror, as the surviving corporation, without reversion or impairment and without further act or deed (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of Seller shall be allocated to and shall be vested in Acquiror, as the surviving corporation, as primary obligor therefor and, except as set forth herein, no other person shall be liable therefor, and all proceedings pending by or against the Seller shall be continued by or against Acquiror, as the surviving corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested in Acquiror, as the surviving corporation.

(b)           At the effective time of the Subsidiary Merger, the separate existence and corporate organization of Seller Sub shall cease, and all right, title and interest in and to all real estate and other property owned by Seller Sub shall be allocated to and shall be vested in Acquiror Sub, as the surviving corporation, without reversion or impairment, and without further act or deed (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of Seller Sub shall be allocated to and shall be vested in Acquiror Sub, as the surviving corporation, as primary obligors therefor and, except as set forth herein, no other person shall be liable therefor, and all proceedings pending by or against Seller Sub shall be continued by or against Acquiror Sub, as the surviving corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested in Acquiror Sub, as the surviving corporation.

(c)           The parties acknowledge and agree that the Mergers qualify as tax-free reorganizations under Section 368(a)(1)(A) of the Code (as defined in Section 2.2(e)), and the parties agree to treat the Mergers accordingly for all reporting purposes.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1           Conversion of Shares. All of the shares of Acquiror Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Parent Merger. The manner and basis of converting the shares of Seller’s common stock, $5.00 par value per share (the “Seller Common Stock”), and, if not redeemed or purchased prior to or contemporaneously with the Parent Merger, Seller’s Fixed Rate Cumulative Perpetual Preferred Stock, Class B Non-Voting, Series CD, stated liquidation amount $1,000 per share (the “Seller CDCI Preferred Stock”; the Seller Common Stock and Seller CDCI Preferred Stock is referred to herein collectively as the “Seller Capital Stock”), upon consummation of the Parent Merger shall be as follows:

(a)           At the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of Acquiror, Seller or the holders of Seller Capital Stock:

(i)
Subject to the other provisions of this Article II, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Seller Common Stock to be canceled in accordance with Section 2.1(a)(v)) shall, subject to adjustment pursuant to Section 2.1(a)(iii) below, be converted automatically into and thereafter represent the right to receive the number of shares (or a fraction thereof) of Acquiror Common Stock (as defined below), rounded to the nearest four decimals, equal to the Exchange Ratio (the “Common Stock Merger Consideration”).  As used in this Agreement, the term “Acquiror Common Stock” means the common stock, $5.00 par value per share, of the Acquiror; the term “Exchange Ratio” means 0.6425.

(ii)
Subject to the other provisions of this Article II, in the event each issued and outstanding share of Seller CDCI Preferred Stock is not redeemed or purchased prior to or contemporaneously with the Parent Merger, then each share of Seller CDCI Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Seller CDCI Preferred Stock to be canceled in accordance with Section 2.1(a)(v)) shall thereupon be converted automatically into and shall thereafter represent the right to receive one share (the “CDCI Preferred Stock Consideration”; for purposes of this Agreement, references to the “Merger Consideration” shall mean, as the case may be,  the Common Stock Merger Consideration when referring to the consideration for shares of Seller Common Stock and the CDCI Preferred Stock Consideration when referring to the consideration for shares of Seller CDCI Preferred Stock) of preferred stock, par value $0.01 per share, of Acquiror to be designated, prior to the Closing Date, as Fixed Rate Cumulative Perpetual Preferred Stock, Class B Non-Voting, Series CD, stated liquidation amount $1,000 per share (the “Acquiror CDCI Preferred Stock” and, together with the Acquiror Common Stock, the “Acquiror Capital Stock”), and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Seller CDCI Preferred Stock are not adversely affected by such conversion and having rights, preferences, privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Seller CDCI Preferred Stock immediately prior to such conversion, taken as a whole; provided, that the voting powers of the Acquiror CDCI Preferred Stock shall be substantially the same as the voting powers of the Seller CDCI Preferred Stock.

(iii)
Certificates previously evidencing shares of Seller Capital Stock shall be exchanged for certificates evidencing the applicable Merger Consideration. Notwithstanding the foregoing, however, no fractional shares of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.1(b).

(iv)
If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of capital stock of Acquiror or Seller, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or other subdivision, combination or readjustment of shares, or as a result of any stock dividend or stock distribution with a record date during such period, the Exchange Ratio shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

(v)
Each share of Seller Capital Stock held in the treasury of Seller and each share of Seller Capital Stock owned by Acquiror or any subsidiary of Acquiror or Seller (other than in a fiduciary capacity or as a result of debts previously contracted) immediately prior to the Effective Time shall automatically be cancelled and extinguished without any conversion thereof and no consideration shall be issued with respect thereto.

(b) No certificates or scrip representing fractional shares of Acquiror Common Stock will be issued as a result of the Parent Merger.  In lieu of the issuance of fractional shares pursuant to Section 2.1(a) of this Agreement, cash adjustments (without interest) will be paid to the holder of Seller Common Stock in respect of any fraction of a share of Acquiror Common Stock that would otherwise be issuable to such holder of Seller Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of Acquiror Common Stock otherwise issuable by the average of the closing price of one share of Acquiror Common Stock for the 10 trading days immediately preceding the last trading day immediately prior to the Closing Date as reported by the Nasdaq Global Select Market, and no such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.

2.2           Exchange of Seller Capital Stock Certificates.

(a)           Acquiror has appointed Registrar and Transfer Company to serve as exchange agent in connection with the Parent Merger for the purpose of exchanging certificates of Seller Capital Stock for the Merger Consideration (the “Exchange Agent”).  As of the Effective Time, Acquiror shall deposit in trust with the Exchange Agent for the benefit of Seller’s stockholders the aggregate number of shares of Acquiror Capital Stock equal to the aggregate Merger Consideration (such shares of Acquiror Capital Stock, together with cash sufficient to make payments required with respect to fractional shares of Acquiror Capital Stock in accordance with Section 2.1(b) above and to pay any dividends or distributions with respect to such Acquiror Capital Stock in accordance with Section 2.5 below, the “Exchange Fund”).  Acquiror shall deposit such shares of Acquiror Capital Stock with the Exchange Agent by delivering to the Exchange Agent certificates representing, or providing to the Exchange Agent an uncertificated book-entry for, such shares and immediately available funds for such cash in accordance with Section 2.1(b) and Section 2.5.

(b)           As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to the former record holders of the shares of Seller Capital Stock issued and outstanding immediately prior to the Effective Time that have been converted into the right to receive the Merger Consideration a letter of transmittal (which letter shall specify that the delivery of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates formerly representing shares of Seller Capital Stock to the Exchange Agent and shall otherwise be in form and substance reasonably satisfactory to Acquiror and the Exchange Agent) and instructions for use in effecting the surrender to the Exchange Agent of certificates of Seller Capital Stock in exchange for the Merger Consideration.  After the Effective Time, upon surrender to the Exchange Agent by the holder thereof of the certificate(s) representing shares of Seller Capital Stock issued and outstanding immediately prior to the Effective Time that have been converted into the right to receive the Merger Consideration, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto and any other documents reasonably required by the Exchange Agent or Acquiror, the Exchange Agent on behalf of Acquiror shall deliver the Merger Consideration to each such holder in exchange for each such share plus a check in the amount (if any) equal to any cash that such holder has the right to receive pursuant to Section 2.1(b) or Section 2.5 hereof, without interest.  Holders of record of shares of Seller Capital Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple letters of transmittal, provided that such Representative certifies that each such letter of transmittal covers all the shares of Seller Capital Stock held by each such Representative for a particular beneficial owner.  Each certificate for Seller Capital Stock so surrendered and all transmittal materials shall be duly completed and endorsed as the Exchange Agent may require.  The Exchange Agent shall not be obligated to deliver the Merger Consideration to which any former holder of Seller Capital Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Seller Capital Stock for exchange as provided in this Section 2.2.  After the Effective Time, each certificate that represented outstanding shares of Seller Capital Stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former stockholders of Seller Capital Stock may be entitled) to evidence only the right of the holder thereof to receive the Merger Consideration in exchange for each such share or as provided in Section 2.1 of this Agreement.  Acquiror shall instruct the Exchange Agent to timely pay the Merger Consideration following the receipt of each letter of transmittal.

(c)           Any portion of the Exchange Fund held by the Exchange Agent that remains undistributed to the former stockholders of Seller for 6 months after the Effective Time shall be delivered to Acquiror upon demand, and any former stockholders of Seller who have not theretofore complied with this Section 2.2 shall thereafter look only to Acquiror for payment of their claims for Acquiror Capital Stock, any cash in lieu of fractional shares of Acquiror Common Stock or any dividends or distributions with respect to Acquiror Capital Stock (all without any interest thereon).  Notwithstanding the foregoing, none of Acquiror, any subsidiary thereof or the Exchange Agent shall be liable to any former holder of Seller Capital Stock for shares of Acquiror Capital Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Acquiror Capital Stock delivered in good faith to public officials pursuant to any applicable abandoned property, escheat or similar Law.

(d)           From and after the Effective Time, the holders of certificates of Seller Capital Stock shall cease to have any rights with respect to shares of Seller Capital Stock represented thereby except as otherwise provided in this Agreement or by applicable Law.  All rights to receive the Merger Consideration issued upon conversion of the shares of Seller Capital Stock pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller Capital Stock.

(e)           If any portion of the Merger Consideration is to be issued to a person other than the person in whose name a stock certificate for shares of Seller Capital Stock (each a “Seller Stock Certificate”) so surrendered is registered, it shall be a condition to such issuance that such Seller Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such issuance shall pay to the Exchange Agent any transfer or other similar Taxes (as defined in Section 3.7(c)) required as a result of such issuance to a person other than the registered holder of such Seller Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.  Acquiror or the Exchange Agent shall be entitled to deduct and withhold, without duplication, from the consideration otherwise payable pursuant to this Agreement to any holder of Seller Capital Stock such amounts as Acquiror or the Exchange Agent is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of Tax Law, with respect to the making of such payment and shall further be entitled to sell Acquiror Capital Stock otherwise issuable pursuant to this Agreement to satisfy any such withholding requirement (which Acquiror Capital Stock will be valued with respect to such withholding at the average of the high and low trading prices thereof on the day of such sale).  To the extent the amounts are so withheld by Acquiror or the Exchange Agent and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Seller Capital Stock in respect of whom such deduction and withholding was made by Acquiror or the Exchange Agent.

(f)           In the event any of the Seller Stock Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Seller Stock Certificate(s) to be lost, stolen or destroyed and, if required by Acquiror or the Exchange Agent, the posting by such person of a bond in such sum as either of them may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Seller Stock Certificate(s), the Exchange Agent shall issue the Merger Consideration deliverable in respect of the shares of Seller Capital Stock represented by such lost, stolen or destroyed Seller Stock Certificate(s) (together with a check in the amount (if any) of any dividends or distributions payable in accordance with Section 2.5).

(g)           The Exchange Agent shall invest the cash balances in the Exchange Fund in a demand deposit account or as directed by Acquiror.  Any interest and other income resulting from such investments shall be paid to the Acquiror upon termination of the Exchange Fund pursuant to Section 2.2(c).

2.3           [Intentionally omitted.]

2.4           Additional Actions.  If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Seller and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in Law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Seller or otherwise to take any and all such action.

2.5           Rights as Stockholders.  All shares of Acquiror Capital Stock to be issued as Merger Consideration shall be deemed issued and outstanding as of the Effective Time.  Former stockholders of Seller and any other persons who or which are entitled to receive Acquiror Capital Stock as a result of the Parent Merger will be able to vote (as to holders of Acquiror CDCI Preferred Stock, to the extent provided under the designation therefor) after the Effective Time at any meeting of Acquiror stockholders or pursuant to any written consent procedure the number of whole shares of Acquiror Capital Stock into which their shares of Seller Capital Stock are converted, regardless of whether they have exchanged their Seller Stock Certificates.  In addition, whenever a dividend is declared by Acquiror on the Acquiror Capital Stock after the Effective Time, the declaration shall include dividends on all shares of Acquiror Capital Stock issuable hereunder, but no stockholder will be entitled to receive his distribution of such dividends until physical exchange of such stockholder’s Seller Stock Certificates shall have been effected.  Upon exchange of a stockholder’s Seller Stock Certificates, any such person shall be entitled to receive from Acquiror an amount equal to all dividends (without interest thereon less the amount of any taxes, if any, that may have been withheld, imposed or paid thereon) declared, and for which the payment has occurred, on the shares represented thereby; provided, however, that former stockholders of Seller shall not be entitled to receive any dividend on their Acquiror Capital Stock with respect to any period for which Acquiror paid a dividend prior to the Effective Time.

2.6           Stock Transfer Records.  Prior to the Effective Time, Seller shall continue to maintain its stock transfer records and to transfer and replace stock certificates in accordance with its existing policies and past practices with regard to such transfers and replacements.  From and after the Effective Time, there shall be no further registration or transfers on the stock transfer books of Seller or Acquiror of shares of Seller Capital Stock which were issued and outstanding immediately prior to the Effective Time.  If after the Effective Time, the Seller Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

2.7           Subsidiary Merger.  At the effective time of the Subsidiary Merger, each share of common stock, $5,000.00 par value per share, of Seller Sub (the “Seller Sub Common Stock”) issued and outstanding immediately prior to the effective time of the Subsidiary Merger shall automatically be cancelled and there shall be no conversion or exchange of, or consideration paid or issued for, such Seller Sub Common Stock.  The certificate or certificates for such Seller Sub Common Stock shall be surrendered and cancelled.  All of the shares of Acquiror Sub issued and outstanding immediately prior to the effective time of the Subsidiary Merger shall remain issued and outstanding after the effective time of the Subsidiary Merger and shall be unaffected by the Subsidiary Merger.

2.8           Seller Stock Options and Related Matters; Seller Warrant.

(a)           As of the Effective Time, by virtue of the Parent Merger and without any action on the part of the holders thereof, all rights with respect to Seller Common Stock issuable pursuant to the exercise of stock options or similar rights granted by Seller (collectively, “Seller Stock Options”) under Seller’s 2005 Equity Incentive Plan (the “Seller Incentive Plan”) or any other equity incentive plan which are outstanding at the Effective Time, whether or not such Seller Stock Options are then exercisable, shall cease to represent a right to acquire shares of Seller Common Stock and, subject to this Section, be assumed by Acquiror in accordance with the terms of the Seller Incentive Plan and the agreement by which such Seller Stock Options are evidenced, except that from and after the Effective Time (i) Acquiror and its Compensation Committee shall be substituted for Seller and Seller’s Compensation Committee as administrators of the Seller Incentive Plan, (ii) each Seller Stock Option assumed by Acquiror hereunder may be exercised solely for Acquiror Common Stock, (iii) the number of shares of Acquiror Common Stock subject to such Seller Stock Option shall be equal to the number of shares of Seller Common Stock subject to such Seller Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), and (iv) the per share exercise price under each such Seller Stock Option shall be adjusted by dividing the per share exercise price under each such Seller Stock Option by the Exchange Ratio (rounded up to the nearest cent).  Notwithstanding anything to the contrary in this Section 2.8(a), the number of shares of Acquiror Common Stock subject to any converted Seller Stock Option, and the exercise price per share of any converted Seller Stock Option, shall be determined in a manner that (x) will not result in such conversion being treated as a new grant of stock options or deferred compensation under Section 409A of the Code, (y) with respect to each Seller Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, will not result in such conversion being treated as a modification, extension or renewal of such Seller Stock Option within the meaning of Section 424(h) of the Code and (z) most closely reflects the economics of the adjustment pursuant to this Section 2.8(a).

(b)           Before the Effective Time, (i) Seller’s Board of Directors (or, if appropriate, any committee administering the Seller Incentive Plan) shall adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 2.8.  At all times after the Effective Time, Acquiror shall reserve for issuance such number of shares of Acquiror Common Stock as shall be necessary to permit the exercise of any converted or substitute Seller Stock Options.  As soon as practicable after the Effective Time, if Acquiror has not already done so, and to the extent Seller shall have a registration statement in effect or an obligation to file a registration statement, Acquiror shall file a registration statement on Form S-3 or Form S-8 (or any successor or appropriate form) with respect to the Acquiror Common Stock subject to the assumed Seller Stock Options and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such assumed Seller Stock Options remain outstanding.

(c)           The number of shares of Acquiror Common Stock subject to the converted or substituted Seller Stock Options and the exercise price therefor shall, from and after the date of this Agreement until the Effective Time, be subject to appropriate adjustment in the event of the occurrence of any transaction described in Section 2.1(a)(iv) hereof if the record date with respect to such transaction is on or after the date of this Agreement or the Effective Time, respectively.

(d)           Prior to the Effective Time, Seller shall deliver all required notices (which notices shall have been approved by Acquiror, in its reasonable discretion) to each holder of Seller Stock Options, setting forth each holder’s or participant’s rights pursuant to the Seller Incentive Plan and stating that such Seller Stock Options shall be treated in the manner set forth in this Section 2.8.

(e)           In the event that certain warrant issued on February 27, 2009 to the United States Department of the Treasury (the “Treasury Department”) in connection with the issuance of Seller’s Fixed Rate Cumulative Perpetual Preferred Stock, Class B Non-Voting, Series A (which the Treasury Department exchanged for the Seller CDCI Preferred Stock) (the “Seller Warrant”) is not redeemed or purchased prior to or contemporaneously with the Parent Merger, the Seller Warrant shall, by virtue of the Parent Merger and without any action on the part of the holder thereof, cease to represent a warrant to purchase Seller Common Stock and will be converted automatically into a warrant to purchase Acquiror Common Stock (the “Acquiror Warrant”) in accordance with the terms of the Seller Warrant (including appropriate adjustments to the number of shares of Acquiror Common Stock purchasable thereunder and the exercise price thereof), and Acquiror will assume such warrant subject to its terms.  At all times after the Effective Time, Acquiror shall reserve for issuance such number of shares of Acquiror Common Stock as shall be necessary to permit the exercise of the Acquiror Warrant.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER SUB

Seller and Seller Sub, jointly and severally, represent and warrant as of the date hereof to Acquiror and Acquiror Sub as set forth in this Article III, except as set forth in the disclosure schedule provided to Acquiror herewith (the “Seller Disclosure Schedule”).  The Seller Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article III.  Nothing in a section of the Seller Disclosure Schedule referenced in a representation or warranty shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Seller Disclosure Schedule identifies the exception with  particularity and describes the relevant facts in detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  The phrase “provided to Acquiror”, “delivered to Acquiror” or “made available to Acquiror” or any phrase of similar import means that Seller or Seller Sub has delivered, provided access to or made certain items available for review and copying, or that such items are available on www.sec.gov, to Acquiror, Acquiror Sub or their counsel.  For purposes of this Article III, the phrase “to the Knowledge of Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of the senior executive officers of Seller and Seller Sub (i.e., the senior vice president level and above) after reasonable investigation.

3.1           Corporate Organization.

(a)           Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi.  Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Seller Material Adverse Effect.  The term “Seller Material Adverse Effect” shall mean a material adverse effect on the business, operations, assets or financial condition of Seller and Seller Sub, taken individually or as a whole, other than (i) the impact of actions or omissions of Seller or any of the Subsidiaries (as defined below) taken with the prior written consent of Acquiror in contemplation of the transactions contemplated by this Agreement; (ii) changes in Laws or interpretations thereof that are generally applicable to the banking industry; (iii) changes in generally accepted accounting principles; (iv) expenses incurred in connection with this Agreement and the Mergers including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans; (v) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions including changes in interest rates; (vi) the impact resulting from changes to domestic or international political conditions or the occurrence of an act of God, terrorism, war or other major hostility; or (vii) changes attributable to or resulting from conditions affecting the United States economy as a whole.  Seller is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and Seller Sub is a member in good standing of the Federal Home Loan Bank of Dallas and owns the requisite amount of stock therein.  Seller has furnished to Acquiror true and complete copies of the articles of incorporation and bylaws (or comparable organizational documents) of Seller and each of the Subsidiaries as in effect on the date hereof.

(b)           Seller Disclosure Schedule 3.1(b) lists the direct and indirect subsidiaries of Seller (collectively, the “Subsidiaries”). Seller Sub is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi.  Seller Sub is not a member of the Federal Reserve System.  Seller Sub has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Seller Material Adverse Effect.

(c)           Each of the Subsidiaries (other than Seller Sub, which is addressed in Section 3.1(b)), is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of the Subsidiaries has the corporate, limited liability company or trust power and authority, as applicable, to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Seller Material Adverse Effect.

(d)           Other than the Subsidiaries and Seller Sub’s ownership of stock of the Federal Home Loan Bank of Dallas, Seller does not own or control, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other entity, except as set forth in Seller Disclosure Schedule 3.1(d).

3.2           Capitalization.

(a)           The authorized capital stock of Seller consists of (i) 50,000,000 shares of Seller Common Stock, of which 9,230,799 shares are issued and outstanding, 513,113 shares are reserved for issuance pursuant to the Seller Warrant, 631,234 shares are reserved for issuance pursuant to the Seller Incentive Plan (of which 28,000 shares are subject to outstanding Seller Stock Options and 380,646 are subject to restricted stock awards), 200,000 shares are reserved for issuance pursuant to Seller’s dividend reinvestment program, 700,000 shares are reserved for issuance pursuant to the Seller Terminated Plans (as defined herein), 12,000 shares are expected to be issued during the first and second quarters of 2013 for directors’ services pursuant to a resolution requiring a portion of Seller’s directors compensation to be paid in stock in lieu of cash, and 257,951 shares are held in treasury as of the date hereof, (ii) 1,000,000 shares of Class A Voting Preferred Stock, no par value per share, none of which are issued or outstanding as of the date hereof, and (iii) 1,000,000 shares of Class B Non-Voting Preferred Stock, no par value per share, of which 30,000 shares, designated as the Seller CDCI Preferred Stock, are issued and outstanding as of the date hereof.  All of the shares of Seller’s Fixed Rate Cumulative Perpetual Preferred Stock, Class B Non-Voting, Series A, were duly exchanged for shares of Seller CDCI Preferred Stock, and Seller has no further obligations with respect to such Fixed Rate Cumulative Perpetual Preferred Stock, Class B Non-Voting, Series A.  The authorized capital stock of Seller Sub consists of 250 shares of Seller Sub Common Stock of which 219 shares are issued and outstanding.  All issued and outstanding shares of Seller Capital Stock and all issued and outstanding shares of capital stock of Seller Sub have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, and there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to Seller Capital Stock or Seller Sub Common Stock.  Except as set forth in Seller Disclosure Schedule 3.2, all of the outstanding shares of capital stock of Seller Sub are owned by Seller free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.  Except for outstanding Seller Stock Options and the Seller Warrant, neither Seller, Seller Sub nor any of the other Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of Seller Capital Stock or Seller Sub or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Seller stockholders may vote, nor any subordinated debt securities, are outstanding.

(b)           Seller has paid in full all required cash dividends on the Seller CDCI Preferred Stock in accordance with the terms thereof.  Seller has made all required contributions pursuant to the governing instruments of First M&F Statutory Trust I.  Seller holds 100% of the common securities (as that term is defined in the Indenture dated February 16, 2006 issued by Seller in respect of its Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2036) (the “Indenture”) of M&F Statutory Trust I, free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

3.3           Authority; No Violation.

(a)           Subject to the approval of this Agreement and the Merger Documents, as applicable, and the transactions contemplated hereby and thereby by the stockholders of Seller and Seller Sub, Seller and Seller Sub have all requisite corporate power and authority to execute and deliver this Agreement and the Merger Documents, as applicable, and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof.  The execution and delivery of this Agreement and the Merger Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the unanimous vote of the Boards of Directors of Seller and Seller Sub, as applicable.  Except for the approval of Seller’s stockholders of this Agreement, the Parent Merger Document and the transactions contemplated hereby and thereby, no other corporate proceedings on the part of Seller are necessary to consummate the transactions so contemplated. Except for the approval of Seller Sub’s sole stockholder of this Agreement, the Subsidiary Merger Document and the transactions contemplated hereby and thereby, no other corporate proceedings on the part of Seller Sub are necessary to consummate the transactions so contemplated.  Subject to the receipt of the regulatory and other approvals described in this Agreement, this Agreement and the Merger Documents have been, or will be, duly and validly executed and delivered by Seller and Seller Sub, as applicable, and constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of Seller and Seller Sub, as applicable, enforceable against Seller and Seller Sub, as applicable, in accordance with and subject to their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance and injunctive relief) is within the discretion of the court before which any proceeding may be brought.

(b)           Except as set forth in Seller Disclosure Schedule 3.3(b), none of the execution and delivery of this Agreement and the Merger Documents by Seller or Seller Sub, as applicable, nor the consummation by Seller or Seller Sub of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, nor compliance by Seller or Seller Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation or bylaws (or comparable organizational documents) of Seller, Seller Sub or any other Subsidiary; (ii) assuming that the consents and approvals set forth in Section 3.3(c) below or listed in Seller Disclosure Schedule 3.3(b) are duly obtained, violate any (A) federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law (collectively, “Law”) or (B) any judgment, order, writ, decree or injunction applicable to Seller or Seller Sub or any of their respective properties or assets; or (iii) assuming the consents and approvals set forth below or listed in Seller Disclosure Schedule 3.3(b) are obtained, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Seller or the Subsidiaries under any of the terms, conditions or provisions of the Seller Agreements (as defined in Section 3.13 below) or any note, bond, mortgage, indenture, guarantee, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any of the Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected.

(c)           Except as set forth in Seller Disclosure Schedule 3.3(c) and for consents and approvals of or filings or effective registrations with or notices to the Secretary of State of the State of Mississippi, the MCB, the Securities and Exchange Commission (the “Commission”), other applicable state and federal securities commissions, agencies and other similar regulatory bodies (including NASDAQ, the Financial Industry Regulatory Authority (“FINRA”) and other industry self-regulatory organizations), the Federal Reserve Board (the “FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Department of Justice, the stockholders of Seller and Seller Sub and the Treasury Department (as to the redemption by Seller, or the purchase by Acquiror or one of its subsidiaries, of all of the issued and outstanding Seller CDCI Preferred Stock from the Treasury Department), no consents or approvals of or filings or effective registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Seller or Seller Sub in connection with (i) the execution and delivery of this Agreement and the Merger Documents by Seller or Seller Sub, as applicable, (ii) the consummation by Seller of the Parent Merger and the other transactions contemplated hereby and by the Parent Merger Document, and (iii) the consummation by Seller Sub of the Subsidiary Merger and the other transactions contemplated hereby and by the Subsidiary Merger Document.

(d)           Seller and Seller Sub have taken, or prior to the Closing will take, all action required to be taken by them in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “investor protection”, “control share”, “fair price”, “greenmail”, “supermajority”, “affiliate transactions”, “business combination” or other state antitakeover Laws (collectively, “Takeover Laws”).

3.4           Financial Statements.

(a)           Seller has previously delivered to Acquiror copies of the audited consolidated balance sheets of Seller as of December 31, 2011, 2010 and 2009 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2011, 2010 and 2009, respectively, in each case accompanied by the audit reports of BKD, LLP, independent public accountants, as well as the unaudited consolidated balance sheet of Seller as of September 30, 2012 and the related unaudited consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the three and nine months ended September 30, 2012.  The consolidated balance sheets of Seller referred to herein (including the related notes, where applicable), as well as the consolidated financial statements contained in the reports of Seller to be delivered by Seller pursuant to Section 5.5 hereof, fairly present or will fairly present, as the case may be, in all material respects the consolidated financial condition of Seller as of the respective dates set forth therein, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, in all material respects the results of the consolidated operations, changes in stockholders’ equity and cash flows of Seller for the respective periods or as of the respective dates set forth therein (it being understood that Seller’s interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which were, at the time, in the opinion of Seller, necessary for a fair presentation of such financial statements).

(b)           Each of the financial statements referred to in this Section 3.4 (including the related notes, where applicable) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto and has been or will be, as the case may be, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied during the periods involved.  The books and records of Seller and the Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

(c)           Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 3.4(a) or the notes thereto or immaterial liabilities incurred since September 30, 2012 in the ordinary course of business and consistent with past practice (none of which arises from breach of any contract or agreement, breach of warranty, tort, infringement, violation of any applicable Law or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Accounting Standards Codification Topic 450, Contingencies), neither Seller nor any of the Subsidiaries has any obligation or liability, whether absolute, accrued, contingent or otherwise and whether due or to become due, that is material to the business, result of operations, assets or financial condition of Seller and the Subsidiaries, taken individually or as a whole.

(d)           Since December 31, 2009, (i) neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or any of its Subsidiaries, whether or not employed by Seller or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to Seller’s board of directors or any committee thereof or to any of Seller’s directors or officers.

3.5           Absence of Certain Changes or Events.  There has not been any adverse change in the business, results of operations, prospects, assets or financial condition of Seller and any of the Subsidiaries, taken individually or as a whole, since December 31, 2011, other than in connection with: (i) any change in banking or similar Laws of general applicability to banks or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking industry; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; and (iv) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

3.6           Legal Proceedings.  Except as set forth in Seller Disclosure Schedule 3.6, (i) neither Seller nor any of the Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Seller, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Seller or any of the Subsidiaries, other than routine litigation arising in the ordinary course of business which could not reasonably be expected to adversely affect the business, results of operations, prospects, assets or financial condition of Seller and Seller Sub, taken individually or as a whole, and (ii) neither Seller nor any of the Subsidiaries is a party to any judgment, order, writ, decree or injunction which adversely affects the business, results of operations, prospects, assets or financial condition of Seller and Seller Sub, taken individually or as a whole.

3.7           Taxes and Tax Returns.

(a)           Each of Seller and the Subsidiaries has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements (“Returns”) required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined) and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and are set forth on Seller Disclosure Schedule 3.7(a)) and (ii) have not finally been determined.  Seller and Seller Sub have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed or accrued, as applicable.  Except as set forth in Seller Disclosure Schedule 3.7(a), (i) the federal income tax returns of Seller and the Subsidiaries have not been examined by the Internal Revenue Service (the “IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Mississippi franchise tax returns of Seller and the Subsidiaries, as applicable, respectively, have not been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full.  All Returns filed (and until the Effective Time to be filed) are or will be, as applicable, complete and accurate in all respects.  There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted in writing for, Taxes or assessments upon Seller or any of the Subsidiaries, and no taxing authority has given written notice of the commencement of any audit, examination or deficiency action or made a claim in writing that Seller or any of the Subsidiaries is required to file a Return in such taxing authority’s jurisdiction.  There is no currently outstanding waiver, extension or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns with respect to Seller or any of the Subsidiaries.

(b)           Neither Seller nor any of the Subsidiaries (i) has requested any extension of time within which to file any Return which Return has not since been filed; (ii) is a party to any written or unwritten agreement, arrangement or understanding providing for the allocation or sharing of, or indemnification with respect to, Taxes; (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller or any of the Subsidiaries (nor does Seller or Seller Sub have any Knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355(a) of the Code within the past five years; (v) has ever been a member of a consolidated, combined or unitary Tax group (other than a group of which Seller is or was the common parent) or has any liability for Taxes of any other entity under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law); or (vi) has ever engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c)           For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies or other assessments imposed by any taxing authority (domestic or foreign), including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

(d)           No liens for Taxes exist with respect to any of the assets or properties of Seller or any of the Subsidiaries, except for liens for Taxes not yet due and payable.

(e)           Neither Seller nor any of the Subsidiaries is, or has been, an S-corporation within the meaning of Section 1361(a) of the Code.

(f)           None of the assets of Seller or any of the Subsidiaries (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is exempt under Section 103(a) of the Code or (iii) is property that is required to be treated as being owned by a person (other than Seller or the applicable Subsidiary) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately before the enactment of the Tax Reform Act of 1986.

(g)           Neither Seller nor any of the Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that economically accrued in a taxable period ending on or before the Effective Time as a result of the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from contracts which are required to be reported on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting, or any other method of accounting.

(h)           Neither Seller nor any of the Subsidiaries is a party to any contract or plan which, individually or collectively with respect to any person, which upon execution of this Agreement or otherwise, could give rise to the payment of any amount that would not be deductible by Seller or the applicable Subsidiaries by reason of Section 162(a)(1), 162(m) or 280G of the Code.

(i)           Except as set forth in Seller Disclosure Schedule 3.7(i), neither Seller nor any of the Subsidiaries is a partner or a member of any partnership, joint venture or any other entity classified as a partnership for federal income tax purposes.

(j)           Seller and the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

3.8           Employee Benefit Plans.

(a)           Each employee benefit plan, arrangement, or commitment of Seller or any of the Subsidiaries which is an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) is listed in Seller Disclosure Schedule 3.8(a) and each bonus, deferred compensation, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option plan or other equity compensation plan, employment or severance contract, vacation benefit, life insurance, health and other medical benefits, employee assistance, disability insurance, sick leave, post-employment  and all other types of fringe and employee benefits, under which either the Seller or any of the Subsidiaries has had, has or possesses any existing or future liability that covers current or former officers or employees of Seller or any of the Subsidiaries (“Employees”) or current or former directors of Seller and any of the Subsidiaries, whether constituted as a plan, practice, arrangement or commitment,  whether written or unwritten, whether qualified or non-qualified, and whether or not subject to ERISA, is listed in Seller Disclosure Schedule 3.8(a) (the “Seller Plans”).  Seller has furnished to Acquiror true and complete copies or descriptions of each Seller Plan together, if applicable, with (i) all amendments, supplements, and funding and administrative policies related thereto; (ii) the most recent summary plan description for each such Seller Plan for which a summary plan description is required; (iii) any applicable trust agreement; (iv) the most recent actuarial and financial reports or audits; (v) the three most recent annual reports filed with any Governmental Entity, including all schedules and attachments thereto; (vi) the most recent determination letter or ruling issued by the IRS with respect to any Seller Plan that is intended to be qualified under Section 401(a) of the Code (“Qualified Seller Plan”) and a description of any open requests for rulings or letters that pertain to any such Qualified Seller Plan; (vii) all registration statements filed with the Commission with respect to any Seller Plan; and (viii) any material written communications to or from the IRS or any other Governmental Entity with respect to any Seller Plan.

(b)           Except as disclosed in Seller Disclosure Schedule 3.8(b): (i) each Seller Plan has been operated in compliance with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental Laws, including but not limited to the Health Insurance Portability and Accountability Act of 1996, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1994, the Americans With Disabilities Act, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; (ii) at all times after December 31, 2004, each Seller Plan that constitutes a plan of deferred compensation within the meaning of Section 409A of the Code has been operated in compliance in all material respects with the applicable provisions of Section 409A of the Code; (iii) each Qualified Seller Plan has received a favorable determination letter from the IRS or is entitled to rely upon a letter issued to a prototype sponsor covering all required Tax Law provisions or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code and, to Seller’s Knowledge, no fact or event has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of any Qualified Seller Plan; (iv) all filings required by ERISA and the Code as to each Seller Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code, including notice by any Seller Plan grandfathered under the Patient Protection and Affordable Care Act have been timely provided; (v) no statement, either written or, to Seller’s Knowledge, oral, has been made by Seller or any of the Subsidiaries to any person with regard to any Seller Plan that was not in accordance with the Seller Plan or that could have a material adverse economic consequence to Acquiror; (vi) neither Seller nor any of the Subsidiaries has any liability to the IRS with respect to any Seller Plan, including any liability imposed by Chapter 43 of the Code, and no amount or any asset of any Seller Plan is subject to tax as unrelated business taxable income; (vii) as of the date hereof, there is no pending or, to Seller’s Knowledge, threatened claim, administrative proceeding or litigation relating to any Seller Plan except claims for benefits arising in the ordinary course of the administration of such plans; (viii) neither Seller nor any of the Subsidiaries has engaged in a transaction with respect to any Seller Plan subject to ERISA (an “ERISA Plan”) that could subject Seller or any of the Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Sections 502(i) and 4071 of ERISA; (ix) neither Seller nor any of the Subsidiaries has incurred a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA; (x) neither Seller nor any of its Subsidiaries has ever sponsored, maintained, or contributed to a plan, including any Seller Plan, which is a “defined benefit plan” within the meaning of Section 3(35) of ERISA or subject to Title IV of ERISA, and Seller has no Knowledge of any facts, circumstances, or reportable events that may give rise to any liability of Acquiror to the IRS or the Pension Benefit Guaranty Corporation under Title IV of ERISA; (xi) neither Seller nor any of the Subsidiaries has contributed to or been obligated to contribute to any “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c)           All contributions required to be made by Seller or any of the Subsidiaries under the terms of any Seller Plan, as of the date hereof, have been timely made, and all obligations and liabilities under such Seller Plans that have accrued but are not due have been reflected in accordance with GAAP on their financial statements referred to in Section 3.4.  No Seller Plan that is a Pension Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and neither Seller nor any of its Subsidiaries has an outstanding funding waiver.  It is not reasonably anticipated that required minimum contributions to any Seller Plan that is a Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code.  Neither Seller nor any of the Subsidiaries has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, and no such plan is or has been subject to any limitation on accelerated distributions or amendments under Section 436 of the Code.

(d)           Except as disclosed in Seller Disclosure Schedule 3.8(d), neither Seller nor Seller Sub has any obligation to provide medical, health, dental, vision, life insurance, or disability benefits under any Seller Plan for any period after the termination of employment, except as may be required by Section 4980B of the Code or Section 601 of ERISA.  Seller and each of the Subsidiaries may amend or terminate any health or life benefit plan maintained by Seller or such Subsidiary at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(e)           There has been no amendment to, announcement by Seller or any of the Subsidiaries relating to, or change in employee participation or coverage under, any Seller Plan which would materially increase the expense of maintaining such Seller Plan above the level of the expense incurred therefor for the most recent fiscal year.  Except as set forth on Seller Disclosure Schedule 3.8(e), neither the execution of this Agreement, approval of this Agreement by the stockholders of Seller or Seller Sub nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or increase in the amounts payable or result in any other material obligation pursuant to any Seller Plan; (ii)  limit or restrict their right or, after the consummation of the transactions contemplated hereby, the right of Employer (as defined in Section 5.13(a)(1)) to merge, amend or terminate any Seller Plan; (iii) entitle any Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof; (iv) result in any payment under any Seller Plan which would not be deductible under Section 162(m) or Section 280G of the Code; or (vi) cause Seller or any of the Subsidiaries to record additional compensation expense on their income statements with respect to any outstanding stock option or other equity-based award.

(f)           Except as set forth on Seller Disclosure Schedule 3.8(f), there are no outstanding compensatory equity awards, including, without limitation, any contracts or arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, officer, director, consultant or other service provider of Seller or the Subsidiaries.  With respect to the Seller Stock Options (i) the per share exercise price of all such options is equal to or greater than the fair market value (determined in accordance with Section 409A of the Code) of the underlying shares as of their effective grant date; and (ii) all such options were granted either on the date of approval by the compensation committee of Seller’s board of directors or at a later date specified by such compensation committee.  All members of Seller’s compensation committee meet the independence standards and requirements of NASDAQ, the Commission and the IRS.

3.9           Regulatory Reports.

(a)           Since January 1, 2009 Seller has filed or furnished on a timely basis with the Commission all final registration statements, prospectuses, annual, quarterly or current reports and definitive proxy statements or other communications (other than general advertising materials), forms, reports, schedules, statements or other documents required to be filed or furnished by it pursuant to the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), or the rules and regulations promulgated by the Commission (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Seller SEC Documents”).  Seller has previously delivered or made available to Acquiror an accurate and complete copy of each such Seller SEC Document.  As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of their effectiveness and the dates of mailing, respectively), except to the extent that any Seller SEC Document has been amended by a subsequently filed Seller SEC Document prior to the date hereof, in which case, as of the date of such amendment, each such final registration statement, prospectus, annual, quarterly or current report and proxy statement or other communication, form, report, schedule, statement or other document, as of its date, complied in all material respects with all applicable Laws (including, without limitation, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002, as amended) and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that information as of a later date filed publicly shall be deemed to modify information as of an earlier date.  To the Knowledge of Seller, there is no fact or circumstance that, individually or in the aggregate, materially and adversely has affected, is so affecting or could reasonably be expected in the future to so affect, the business, financial condition, results of operations or prospects of Seller and Seller Sub, taken individually or as a whole, that is required to be disclosed under the 1933 Act or the 1934 Act but has not been disclosed in such final registration statement, prospectus, annual, quarterly or current reports and definitive proxy statement or other communications, forms, reports, schedules, statements or other documents.  None of Seller’s Subsidiaries is required to file periodic reports with the Commission.

(b)           Except as set forth in Seller Disclosure Schedule 3.9(b), since January 1, 2009, Seller and Seller Sub have duly filed all monthly, quarterly and annual reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with the MCB, the FDIC, the FRB and any other federal or state Governmental Entity having jurisdiction over Seller and/or Seller Sub, and have paid all fees and assessments due and payable in connection therewith.  To the extent not prohibited by Law, Seller has delivered or made available to Acquiror accurate and complete copies of such reports, forms, correspondence, registrations and statements.  Seller Disclosure Schedule 3.9 lists all examinations of Seller and Seller Sub conducted by the applicable bank regulatory authorities since January 1, 2007 and the dates of any responses submitted thereto.  In connection with the most recent examinations of Seller or any of the Subsidiaries by the applicable bank regulatory authorities, neither Seller nor any of the Subsidiaries was required to correct or change any action, procedure or proceeding which Seller or the Seller Sub believes has not been now corrected or changed as required.

3.10           Seller Information.  None of the information relating to Seller and the Subsidiaries to be provided by Seller or Seller Sub for use in the registration statement on Form S-4 (including the proxy statement/prospectus forming a part thereof) to be filed by Acquiror with the Commission in connection with the solicitation of the approval of this Agreement, the Parent Merger Document and the transactions contemplated hereby and thereby by the stockholders of Seller, as amended or supplemented (or on any successor or other appropriate schedule or form) (the “Registration Statement”), will, as of the date such Registration Statement is mailed to the stockholders of Seller and at the time of Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except that this representation shall not apply to any information in the Registration Statement supplied by Acquiror for use therein), provided that information as of a later date shall be deemed to modify information as of an earlier date.

3.11           Compliance with Applicable Law.

(a)           Each of Seller and the Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities, that are required in order to permit it to carry on its business as it is presently being conducted and to own or lease its properties and assets; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Seller, no suspension or cancellation of any of the same is threatened.

(b)           Neither Seller nor any of the Subsidiaries is (i) in violation of (A) its respective articles of incorporation or bylaws (or comparable organizational documents) or any other governing instrument, or (B) any Law of any Governmental Entity or (ii) in default with respect to any judgment, order, writ, decree or injunction of any court or other Governmental Entity.  Neither Seller nor any of the Subsidiaries has received any written notice from any Governmental Entity asserting that Seller or any of the Subsidiaries is in violation of any of the foregoing.  Neither Seller nor any of the Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by Governmental Entities), and neither of them has received any written communication requesting that it enter into any of the foregoing.  Seller and Seller Sub are participants in the Treasury Department’s Community Development Capital Initiative.

3.12           Deposit Insurance and Other Regulatory Matters.  The deposit accounts of Seller Sub are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended (the “FDIA”), and Seller Sub has paid when due all premiums and assessments required by the FDIA and the regulations thereunder.  No action, suit or proceeding is pending or, to the Knowledge of Seller, has been threatened by the FDIC against Seller or Seller Sub with respect to the termination of such insurance.

3.13           Certain Contracts.

(a)           Except as disclosed in Seller Disclosure Schedule 3.13(a), neither Seller nor any of the Subsidiaries is a party to, is bound or affected by, receives or is obligated to pay compensation or benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument relating to the borrowing of money by Seller or any of the Subsidiaries or the guarantee by Seller or any of the Subsidiaries of any obligation except for deposit liabilities, borrowings from the Federal Home Loan Bank and securities repurchase agreements entered into in the ordinary course of business; (ii) any contract, agreement or understanding with a labor union; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or any of the Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding to which Seller or any of the Subsidiaries is a party or by which any of them is bound which limits the freedom of Seller or any of the Subsidiaries to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, they may carry on their business (other than as may be required by Law or any Governmental Entity); (v) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the FRB, the FDIC or any other regulatory agency; (vi) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by Seller or Seller Sub with any other person; or (vii) any other agreement, arrangement or understanding to which Seller or any of the Subsidiaries is a party and which is material to the business, results of operations, assets or financial condition of Seller and the Subsidiaries, taken individually or as a whole (excluding loan agreements or agreements relating to deposit accounts); in each of the foregoing cases whether written or oral (each such agreement listed, or required to be listed, in this Section 3.13(a) is referred to herein as a “Seller Agreement”).  Neither Seller nor any of the Subsidiaries has any obligation to make any additional capital contributions with respect to any matter described in clause (v) of Seller Disclosure Schedule 3.13(a).  Neither Seller nor any of the Subsidiaries is a party to any agreement, arrangement or commitment relating to the employment of a consultant or the employment, retirement, election or retention in office of any present or former director, officer or employee of Seller or Seller Sub (other than those which are terminable at will without any further amounts being payable thereunder as a result of termination by Seller or Seller Sub).

(b)           Neither Seller nor any of the Subsidiaries is in default or, to the Knowledge of Seller, in non-compliance under any Seller Agreement, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.  Each Seller Agreement is legal, valid, binding and enforceable against Seller or, as applicable, any of the Subsidiaries and, to the Knowledge of Seller, the other parties thereto in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance and injunctive relief) is within the discretion of the court before which any proceeding may be brought.  With respect to each Seller Agreement, such Seller Agreement is in full force and effect in accordance with its terms; all rents and other monetary amounts that may have become due and payable thereunder have been paid.

3.14           Properties and Insurance.

(a)           All real property and material items of personal property owned by Seller or any of the Subsidiaries or presently used by either of them in their respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller and Seller Sub in the ordinary course consistent with past practices.  Seller and each of the Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Seller’s consolidated unaudited balance sheet as of September 30, 2012 or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 2012), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet; (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith; (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, results of operations, assets or financial condition of Seller and Seller Sub, taken individually or as a whole; and (iv) with respect to owned real property, (x) easements, rights-of-way, covenants, consents, restrictions, encroachments, variations and other restrictions, charges or encumbrances (whether recorded or not) that do not interfere materially with the ordinary course of Seller’s business or the business of any Subsidiary, (y) building restrictions, zoning laws and other Laws, now or at any time hereafter adopted by any Governmental Entity having jurisdiction that do not materially interfere with the ordinary course of Seller’s or Seller Sub’s business, or (z) title imperfections noted in title reports delivered to Acquiror prior to the date hereof.  Seller and each of the Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all respects as presently occupied, used, possessed and controlled by Seller and such Subsidiaries.  Seller Disclosure Schedule 3.14(a) sets forth an accurate listing of each lease pursuant to which Seller or any of the Subsidiaries acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same.  Neither Seller nor any of the Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

(b)           Seller Disclosure Schedule 3.14(b) sets forth a list of all policies of fire, theft, public liability, business interruption and other insurance (including, without limitation, fidelity bonds insurance) maintained by Seller and the Subsidiaries at the date thereof.  The business operations and all insurable properties and assets of Seller and the Subsidiaries are insured for their benefit against all risks (including flood) which, to the Knowledge of Seller, should be insured against, in each case, under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are, to the Knowledge of Seller, adequate for the business engaged in by Seller and such Subsidiaries.  As of the date hereof, neither Seller nor any of the Subsidiaries has received any written notice of cancellation or written notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed, and all material claims thereunder have been or will be filed in a timely fashion.

(c)           The sole assets of First M&F Statutory Trust I are all of the Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2036 authorized and issued by Seller pursuant to the Indenture.

3.15           Environmental Matters.  For purposes of this Agreement, the following terms shall have the indicated meaning:

“Environmental Law” means any Law, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.  The term “Environmental Law” includes (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local Laws, and (2) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component.  Hazardous Substances include, without limitation, petroleum (including crude oil or any fraction thereof), friable asbestos, radioactive material and polychlorinated biphenyls, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Substance” shall not mean or include any of such naturally occurring in any ambient air, surface water, ground water, land surface or surface strata.

“Loan Portfolio Properties and Other Properties Owned” means those properties owned, leased or operated by a person or its subsidiaries or those properties which serve as collateral for loans owned by a person or its subsidiaries.

(a)           Except as set forth on Seller Disclosure Schedule 3.15, to the Knowledge of Seller, neither Seller nor any of the Subsidiaries has been or is in violation of or liable under any Environmental Law.

(b)           Except as set forth on Seller Disclosure Schedule 3.15, none of the Loan Portfolio Properties and Other Properties Owned by Seller or Seller Sub, to the Knowledge of the Seller, has been or is in violation of or is liable under any Environmental Law.

(c)           Except as set forth on Seller Disclosure Schedule 3.15, there are no actions, suits, demands, written notices, claims, investigations or proceedings pending or, or to the Knowledge of Seller threatened, relating to the Loan Portfolio Properties and Other Properties Owned by Seller or Seller Sub under any Environmental Law, including any notices, demand letters or written requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

3.16           Allowance for Loan Losses and Real Estate Owned.  The allowance for loan losses reflected on Seller’s consolidated balance sheets included in the consolidated financial statements referred to in Section 3.4 hereof was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, adequate in all material respects as of their respective dates under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans net of recoveries.  The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Section 3.4 hereof was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by GAAP.

3.17           Minute Books.  Since January 1, 2007, the minute books, including any attachments thereto, of Seller and the Subsidiaries contain complete and accurate records in all material respects of all meetings and other material corporate action held or taken by their respective boards of directors or comparable governing bodies (including committees thereof) and stockholders, members or trustees, as applicable.

3.18           Affiliate Transactions.  Except for (i) deposit agreements entered into in the ordinary course of business with customers of Seller Sub; (ii) loans covered by the second sentence of Section 3.23(a); and (iii) obligations under employee benefit plans set forth on Seller Disclosure Schedule 3.8(a) and except as specifically contemplated by this Agreement, since January 1, 2007, neither Seller nor any of the Subsidiaries has engaged in or agreed to engage in (whether in writing or orally) any transaction with any “affiliate,” as such term is defined in Rule 405 under the 1933 Act.

3.19           Internal Controls; Disclosure Controls.  Seller and the Subsidiaries have maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) all transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to Seller’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.  To the extent required, Seller and the Subsidiaries have devised and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act) effective for ensuring that information Seller is required to disclose in reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms.

3.20           Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts (including commitments to sell mortgage loans) and other similar risk management arrangements (collectively, the “Risk Management Instruments”), whether entered into for Seller’s own account or for the account of one or more of Seller Sub or its customers, were entered into, to the Knowledge of Seller, (i) in accordance with all applicable Laws and (ii) with counterparties financially responsible at the time; and each of the Risk Management Instruments constitutes the valid and legally binding obligation of Seller or Seller Sub, enforceable in accordance with the terms of such Risk Management Instrument (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance and injunctive relief) is within the discretion of the court before which any proceeding may be brought), and is in full force and effect.  Seller and Seller Sub have duly performed in all respects all of their material obligations under Risk Management Instruments to the extent such obligations to perform have accrued; and there are no breaches, violations or defaults, or allegations or assertions thereof by any party thereunder.  Without limiting the generality of the foregoing, as of the date hereof no events or circumstances have occurred, or are reasonably likely to occur prior to the Effective Time, that would require Seller or Seller Sub to repurchase any mortgage loans sold to secondary market investors, nor has any such investor made any assertion to that effect.

3.21           Fairness Opinion.  As of the date of this Agreement, Seller has received the written opinion, dated the date of this Agreement, of its financial advisor, Keefe, Bruyette & Woods, Inc., to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Seller Common Stock.  Seller has furnished an accurate and complete copy of such opinion to Acquiror.

3.22           Broker Fees.  Except as set forth in Seller Disclosure Schedule 3.22, neither Seller nor any of the Subsidiaries nor any of their respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

3.23           Loans.

(a)           All of the loans and other evidences of indebtedness (including commitments to extend credit) on the books of Seller and Seller Sub in the original principal amount of $25,000 and above are, to the Knowledge of Seller, and to the extent a failure to comply could not, alone or with any other failure, have a Seller Material Adverse Effect, valid and properly documented in all material respects and were solicited and originated in the ordinary course of business, and the security therefor, if any, is valid and properly perfected in all respects, and no collateral has been released from the lien granted to Seller and Seller Sub with respect to any such loans unless approved by Seller and Seller Sub and documented in their files.  All loans and extensions of credit that have been made by Seller Sub that are subject to Section 22(h) of the Federal Reserve Act, as amended, and Regulation O (12 C.F.R. Part 215) promulgated thereunder comply therewith.  Neither the terms of such loans nor any of the loan documentation nor the manner in which such loans have been originated, administered and serviced nor Seller’s procedures and practices of approving or rejecting loan applications, to the Knowledge of Seller, violates in any material respect any Law applicable thereto.  Seller and Seller Sub have full power and authority to hold such loans and have good and valid title to all such loans, free and clear of any liens, and the principal balance of each such loan as shown on the books and records of Seller and Seller Sub is true and correct as of the last date shown thereon. Seller and Seller Sub have complied in all material respects with all of their obligations under such loans as to which compliance is required as of the Effective Time; and to the Knowledge of Seller, each such loan is enforceable against the obligor(s) thereunder in accordance with its terms, in each such case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally (or the enforcement of the rights of creditors of FDIC-insured institutions in particular), and except that the availability of equitable remedies (including specific performance and injunctive relief) is within the discretion of the court before which any proceeding may be brought.  All such loans will continue in full force and effect immediately after the Effective Time, other than any loans that are paid or otherwise satisfied in full after the date hereof and prior to the Effective Time.  For purposes of this Section 3.23, the term “loans” includes, without limitation, the documents relating in any way to such loans, including, without limitation, loan applications, notes, security agreements, deeds of trust, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(b)           Except as set forth in Seller Disclosure Schedule 3.23(b), none of the agreements pursuant to which Seller or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligations to repurchase such loans or interests therein.

3.24           Investment Securities.  Except for securities pledged for reverse repurchase agreements, interest rate swap, cap and floor contracts or pledged to secure public trust funds, none of the investments reflected in the audited consolidated balance sheet of Seller as of December 31, 2011 under the heading “Securities available for sale,” and none of the investments by Seller and the Subsidiaries since December 31, 2011, and none of the assets reflected in the audited consolidated balance sheet of Seller as of December 31, 2011 or in any unaudited consolidated balance sheet of Seller furnished to Acquiror after December 31, 2011 under the heading “Cash and due from banks” is subject to any restriction, whether contractual or statutory, that impairs the ability of Seller or any of the Subsidiaries freely to dispose of such investment at any time.  With respect to all repurchase agreements of which Seller or any of the Subsidiaries is a party, Seller or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing each such repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby under such agreement.

3.25           Employees; Compensation.

(a)           Seller has provided a complete and correct list of the name, date of birth, hire date, adjusted hire date, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of (i) each director and employee of Seller and each Subsidiary, (ii) each independent contractor, consultant and agent of Seller and each Subsidiary who has received or is entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2012 or who is proposed to receive or be entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2013, and (iii) each other person to whom Seller or any of the Subsidiaries pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

(b)           Except as set forth in Seller Disclosure Schedule 3.25, to Seller’s Knowledge, and except to the extent a failure to comply could not, alone or with any other failure, have a Seller Material Adverse Effect, (i) each of Seller and the Subsidiaries is and has been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including any Law relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; and (ii) neither Seller nor any of the Subsidiaries is or has engaged in any unfair labor practices.  Additionally, there are no strikes, slowdowns or work stoppages pending or, to the Knowledge of Seller, threatened with respect to the Employees; there is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the Knowledge of the Seller, no question concerning representation has been raised or threatened respecting the Employees; to the  Knowledge of the Seller, no charges with respect to or relating to Seller’s business are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which could reasonably be expected to have a Seller Material Adverse Effect; and to the Knowledge of Seller, neither Seller nor any of the Subsidiaries has any obligations under any federal, state, or local government contract, although Seller is a government contractor pursuant to Executive Order 11246.

(c)           Neither the Company nor any of the Subsidiaries has any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than a “common law employee,” or with respect to any person leased from another employer.

3.26           Tax and Regulatory Matters.  Neither Seller nor any of the Subsidiaries has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Parent Merger not to constitute a reorganization under Section 368 of the Code or (ii) materially impede or delay receipt of any unqualified consents of regulatory authorities referred to in Section 5.7 or result in failure of the condition in Section 7.1(c).  No Seller Common Stock has been or will be acquired by Seller Sub prior to and in connection with the Mergers.  Neither Seller nor any of the Subsidiaries has ever made or been required to make an election under Section 338 of the Code.

3.27           Intellectual Property.

(a)           Seller Disclosure Schedule 3.27 contains a complete and accurate list of all of Seller and each Subsidiary’s material U.S. and foreign (i) trademark or service mark registrations and applications, (ii) copyright registrations and applications, and (iii) Internet domain names.  Neither Seller nor any of the Subsidiaries owns any patents or patent applications.  Seller or the applicable Subsidiary owns or has the valid right to use, in each case free and clear of all material liens, all applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other material proprietary rights (collectively, the “Intellectual Property”) used in the business of Seller and such Subsidiary as it currently is conducted.  “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting and content contained on any owned or operated Internet site(s), and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.  The ownership or right to use such Intellectual Property or Software of Seller or the applicable Subsidiary (i) has not been challenged in any prior litigation to which Seller or such Subsidiary was a party, (ii) is not being challenged in any pending litigation to which Seller or such Subsidiary is a party and (iii) to the Knowledge of Seller, is not the subject of any threatened or proposed litigation.  Provided that the required consents and prior notices described on Seller Disclosure Schedule 3.27(a) are obtained or given (as the case may be), the consummation of the transactions contemplated hereby will not result in the loss or impairment of any such Intellectual Property (other than goodwill associated with Seller or Seller Sub) or Software of Seller or any of the Subsidiaries.

(b)           Except as set forth in Seller Disclosure Schedule 3.27(b), the conduct of the business of Seller and each of the Subsidiaries as currently conducted does not, in any material respect, infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned and controlled by any third party.

(c)           To the Knowledge of Seller, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or licensed to or by Seller or any of the Subsidiaries, and no such claims have been made against a third party by Seller or any of the Subsidiaries.

(d)           Each item of Software which is used by Seller or any of the Subsidiaries in connection with the operation of their businesses as currently conducted is either (i) owned by Seller or the applicable Subsidiary, (ii) currently in the public domain or otherwise available to Seller without the need of a license, lease or consent of any third party, or (iii) used under rights granted to Seller or such Subsidiary pursuant to a written agreement, license or lease from a third party.

3.28           Regulatory Capital; Community Reinvestment Compliance.  Seller Sub is, and on the Closing Date, Seller Sub will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC, and on the date hereof, Seller is, and on the Closing Date, Seller will be, “well capitalized as such term is defined in the rules and regulations promulgated by the FRB.  Seller Sub is in compliance with all applicable provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”), and has received a CRA rating of “Satisfactory” in its most recent exam under the CRA.  Seller has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in Seller or Seller Sub failing to be “well-capitalized” or having its current CRA rating lowered within the next 12 months.

3.29           Trust Business. Except as set forth in Seller Disclosure Schedule 3.29, each of Seller and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations, except for instances of noncompliance that have not had a Seller Material Adverse Effect.

3.30           Broker-Dealer and Investment Advisory Matters.

(a)           Each of Seller and its Subsidiaries and each of their respective officers and employees who are required to be registered, licensed or qualified as (i) a broker-dealer (each a “Broker-Dealer Entity”), investment adviser (each an “RIA Entity”), futures commission merchant, municipal securities dealer or (ii) a registered principal, registered representative, agent, salesperson or investment adviser representative with the Commission or any securities or insurance commission or other Governmental Entity are duly registered as such, and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law. Each of Seller and its Subsidiaries and, to the Knowledge of Seller, each of their respective officers and employees are in compliance with all applicable laws requiring any such registration, licensing or qualification, and are not subject to any liability or disability by reason of failure to be so registered, licensed or qualified, in each case, in all material respects. Neither Seller nor any of its Subsidiaries has received any notice of proceedings, except for examinations conducted in the regular course of Seller’s and its Subsidiaries’ business, which are outstanding and unresolved relating to the revocation or modification of any such registrations, licenses or qualifications.

(b)           Each Broker-Dealer Entity (i) is subject to the provisions of Regulation T of the FRB, (ii) maintains procedures and internal controls reasonably designed to ensure that such Broker-Dealer Entity does not extend or maintain credit to or for its customers other than in accordance with the provisions of Regulation T, and (iii) members of each such Broker-Dealer Entity regularly supervise its activities and the activities of its members, employees and independent contractors to ensure that such Broker-Dealer Entity does not extend or maintain credit to or for its customers other than in accordance with the provisions of Regulation T, except for occasional inadvertent failures to comply with Regulation T in connection with transactions which are not, individually or in the aggregate, material either in number or amount.

(c)           Each Broker-Dealer Entity is a member in good standing of the FINRA or any other self-regulatory body which succeeds to the functions of FINRA.

(d)           Each of Seller and its Subsidiaries and, to the Knowledge of Seller, their respective solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in accordance with all applicable Laws governing sales processes and practices in all material respects.

(e)           The information contained in the currently effective Forms ADV and BD as filed with the Commission by each Broker-Dealer Entity was complete and accurate in all material respects as of the date hereof.

(f)           None of Seller nor any of its Subsidiaries is, or provide any investment management or investment advisory or sub-advisory services to any person or entity that is registered as, an Investment Company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Each of Seller and its Subsidiaries is, and has been since January 1, 2009, in compliance with each investment advisory contract to which it is a party.  The accounts of each investment advisory client of Seller or any of its Subsidiaries subject to ERISA have been managed by Seller or its applicable Subsidiary in compliance with the applicable requirements of ERISA.

(g)           Each RIA Entity has implemented written policies and procedures as required by applicable law, which have been previously disclosed to Acquiror and is, and since January 1, 2009 has been, in compliance in all material respects with such policies and procedures.

(h)           Except as disclosed on Forms ADV or BD filed with the Commission prior to the date of this Agreement, none of Seller, any of its Subsidiaries nor to the Knowledge of Seller any of their directors, officers, employees, “associated persons” (as defined in the 1934 Act) or “affiliated persons” (as defined in the Investment Company Act) (i) has been the subject of any inquiry, investigation, review or disciplinary proceedings or orders of any Governmental Entity arising under applicable Laws which would be required to be disclosed on Forms ADV or BD; provided, that routine regulatory investigations and examinations and routine customer complaints and arbitration shall not be construed as or deemed to be any inquiry, investigation, review or disciplinary proceedings for the purpose of this sentence, (ii) has been permanently enjoined by the order of any Governmental Entity from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security, or (iii) is or has been ineligible to serve as an investment adviser under the Investment Advisers Act of 1940, as amended, or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the 1934 Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the 1934 Act) or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act.

3.31           No Existing Discussions.  As of the date hereof, neither Seller nor Seller Sub is engaged, directly or indirectly, in any negotiations or discussions with any other person with respect to an Acquisition Transaction (as defined below).

3.32           Material Contracts.  Neither Seller nor Seller Sub is in default under any contract filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2011, or its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, or September 30, 2012, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

3.33           NASDAQ.  Seller is in compliance in all material respects with the rules, regulations and policies of NASDAQ applicable to Seller.

3.34           Certain Business Practices.  Neither Seller nor any of the Subsidiaries, and, to the Knowledge of Seller, no director, officer, agent or employee of Seller or any of the Subsidiaries, has on behalf of Seller or any of the Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

3.35           Continuity of Business Enterprise.  Seller operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

3.36           Seller Insurance Companies.

(a)           As used herein, the term “Statutory Statements” means the statutory financial statements of First M&F Insurance Company, Inc. (“Seller Insurance Company”) as filed with the insurance regulatory authority of the Seller Insurance Company’s jurisdiction of domicile (the “Domiciliary Jurisdiction”).  The Statutory Statements (i) were prepared in accordance with the accounting practices and procedures required, permitted or then in effect by the Domiciliary Jurisdiction, applied on a consistent basis during the period presented (“SAP”), (ii) present fairly in all material respects the statutory financial position of each Seller Insurance Company at the respective dates thereof and the statutory results of operations, capital and surplus and cash flows of each Seller Insurance Company for the respective periods then ended, (iii) comply in all material respects with all applicable Laws when filed, and no deficiency has been asserted with respect to any Statutory Statement by any state insurance department or other Governmental Entity, and (iv) were filed with or submitted to the Domiciliary Jurisdiction, in each case, in a timely manner on forms prescribed or permitted by the Domiciliary Jurisdiction.  No material deficiency exists that has not otherwise been cured or satisfied which has been asserted by any state insurance department or other Governmental Entity with respect to any of annual Statutory Statement or quarterly Statutory Statement.  All assets that are reflected as admitted assets on the Statutory Statements, to the extent applicable, comply in all material respects with all Laws applicable to admitted assets and are in an amount at least equal to the minimum amounts required by applicable insurance Laws.  Complete and correct copies of all financial examination reports, market conduct reports and other examination reports of state insurance departments issued on years ending on or after December 31, 2009 have been provided to Acquiror prior to the date of this Agreement.

(b)           The Seller Insurance Companies do not conduct any business nor underwrite insurance or reinsurance in any alien jurisdiction that requires any license or approval for such business to be conducted.  No insurance regulator in any state has notified a Seller Insurance Company that it is commercially domiciled in any jurisdiction, and there are no facts that would result in a Seller Insurance Company being commercially domiciled in any state.

(c)           (i)           All policy forms issued by the Seller Insurance Companies, and all policies, binders, slips, certificates and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and all amendments, applications, brochures, illustrations and certificates pertaining thereto, and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities or which have, where required by applicable Law, been approved by any applicable state insurance department or other Governmental Entities or filed with and not objected to (or such objection has been withdrawn or resolved) by such state insurance department or other Governmental Entities within the period provided by applicable Law for objection, and all such forms comply in all material respects with, and have been administered in all material respects in accordance with, applicable Law, and (ii) all premium rates established by the Seller Insurance Companies that are required to be filed with or approved by any state insurance department or other Governmental Entities have been so filed or approved, the premiums charged conform to the premium rating plans and underwriting methodologies so filed or approved and comply (or complied at the relevant time) in all material respects with all applicable anti-discrimination laws, federal or state, and all applicable insurance Laws.

(d)           Without limiting the generality of Section 3.11, each Seller Insurance Company is, where required, (i) duly licensed or authorized as an insurance company or reinsurer in the Domiciliary Jurisdiction, and (ii) except as would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect, duly licensed or authorized as an insurance company and, where applicable, a reinsurer, in each other jurisdiction where it is required to be so licensed or authorized.  Each Seller Insurance Company and its affiliates have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, and all contracts, agreements, arrangements and transactions in effect between such Seller Insurance Company and any affiliate are in material compliance with the requirements of all applicable insurance holding company statutes.  Each Seller Insurance Company has marketed, administered, sold and issued insurance products in compliance with all applicable Laws in all material respects, including without limitation (i) all applicable prohibitions against withdrawal of business lines and “redlining,” (ii) all applicable requirements relating to the disclosure of the nature of insurance products and policies, (iii) all applicable requirements relating to insurance product projections and illustrations, (iv) suitability requirements and (v) all applicable requirements relating to the advertising, sales and marketing of insurance products (including licensing and appointments).  No proceeding or customer complaint has been filed with the insurance regulatory authorities which could reasonably be expected to lead to the revocation, failure to renew, limitation, suspension or restriction of any such license or authorization.

(e)           Neither Seller Insurance Company nor any of their affiliates have engaged in, or colluded with or assisted any other persons with, the paying of contingent commissions to steer business to them or colluded with brokers or agents to “rig bids” or submit false quotes to customers.

(f)           There are no unpaid claims and assessments against the Seller Insurance Companies, whether or not due, by any state insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool.  No such claim or assessment is pending, the Seller Insurance Companies have not received notice of any such claim or assessment, and, to the Knowledge of Seller, there is no basis for the assertion of any such claim or assessment against the Seller Insurance Companies by any state insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool.

(g)           Seller has provided Acquiror with a list of any investment assets (whether or not required by GAAP or SAP to be reflected on a balance sheet), including, without limitation, bonds, notes, debentures, mortgage loans, real estate, collateral loans, derivatives and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes that are beneficially owned by the Seller Insurance Companies as of December 31, 2012 (such investment assets, together with all investment assets acquired by the Seller Insurance Companies between December 31, 2012 and the Closing Date are referred to herein as the “Investment Assets”) . Each Seller Insurance Company has good and marketable title to all of the Investment Assets it purports to own, free and clear of all encumbrances.  None of the Investment Assets is in default in the payment of principal or interest or dividends and, to the Knowledge of Seller, there has occurred no event which (whether with notice or lapse of time or both) will result in a default under, or cause the permanent impairment of, any of the Investment Assets.  All of the Investment Assets comply with, and the acquisition thereof complied with, any and all investment restrictions under applicable Law in all material respects.

(h)(i)           Seller has provided Acquiror a complete and correct list of all reinsurance, coinsurance or retrocession treaties, agreements, slips, binders, cover notes or other arrangements of any kind (each, a “Reinsurance Agreement”) in effect as of the date of this Agreement to which each Seller Insurance Company is a party as a cedent and any terminated or expired treaty or agreement under which there remains any outstanding liability.

(ii)
Each Reinsurance Agreement is a valid and legally binding agreement of the applicable Seller Insurance Company, and, to the Knowledge of Seller, the counterparty or counterparties thereto, is enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance and injunctive relief) is within the discretion of the court before which any proceeding may be brought) and is in full force and effect.  The applicable Seller Insurance Company has duly performed all material obligations required to be performed by it prior to the date hereof under each such Reinsurance Agreement.  Neither Seller Insurance Company nor, to the Knowledge of Seller, any counterparty or counterparties, is in breach of any provision of any such Reinsurance Agreement.  No event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of a Seller Insurance Company under any such Reinsurance Agreement or provide any party thereto with the right to terminate such contract.  Since December 31, 2011, (A) the Seller Insurance Companies have not received any notice from any applicable reinsurer that any amount of reinsurance ceded by a Seller Insurance Company will be uncollectible or otherwise defaulted upon, (B) to the Knowledge of Seller, none of the reinsurers of the Seller Insurance Companies is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (C) to the Knowledge of Seller, the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated, (D) no notice of intended cancellation has been received by the Seller Insurance Companies from any such reinsurer, (E) there are no disputes under any Reinsurance Agreement and (F) each Seller Insurance Company is entitled under the law of the Domiciliary Jurisdiction to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to any Reinsurance Agreement, and all such amounts recoverable have been properly recorded in its books and records of account and are properly reflected in its Statutory Statements.  No such Reinsurance Agreement contains any provision providing that any such party thereto (other than a Seller Insurance Company) may terminate, cancel, or commute the same by reason of the consummation of the Merger.

(iii)
With respect to any such Reinsurance Agreement for which a Seller Insurance Company is taking credit on its most recent statutory financial statements or has taken credit on any Statutory Statements from and after December 31, 2011, (A) there has been no separate written or oral agreements between Seller and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Reinsurance Agreement, (B) for each such Reinsurance Agreement entered into, renewed, or amended on or after December 31, 2011, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP No. 62, is available for review by the state insurance department of the Domiciliary Jurisdiction of such Seller Insurance Company, (C) such Seller Insurance Company complies and has complied from and after December 31, 2011 in all material respects with all of the requirements set forth in SSAP No. 62 and (D) such Seller Insurance Company has and has had from and after December 31, 2011 appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62.

(i)           Complete and correct copies of all analyses, reports and other data prepared by or on behalf of the Seller Insurance Companies or submitted to any state insurance department or other Governmental Entity relating to risk-based capital calculations or Insurance Regulatory Information System ratios have been provided to Company prior to the date of this Agreement.

(j)           The loss reserves and other actuarial amounts of each Seller Insurance Company contained in its Statutory Statements: (i) were determined in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements), (ii) were fairly stated in all material respects in accordance with sound actuarial principles, (iii) in all material respects satisfied all applicable Laws and have been computed on the basis of methodologies consistent with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in such Statutory Statements, and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable Law and regulations and in accordance with prudent insurance practices generally followed in the insurance industry.  To the Knowledge of Seller, no facts or circumstances exist which would necessitate any adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet.  Complete and correct copies of all reports and opinions of independent actuaries relating to the reserves of Seller as of any date since December 31, 2011, including all attachments, addenda, supplements and modifications thereto, have been provided to Seller prior to the date of this Agreement.  The information and data furnished by each Seller Insurance Company to its independent actuaries in connection with the preparation of each such report and opinion were accurate in all material respects. Each such report and opinion was based upon an accurate inventory of such Seller Insurance Company’s policies in force at the relevant time of preparation.

(k)           All benefits claimed by, or paid, payable, or credited to, any person under any Insurance Contract have in all material respects been paid or credited (or provision as required under SAP for payment thereof has been made) in accordance with the terms of the applicable Insurance Contract under which they arose and such payments, credits or provisions were not delinquent and were paid or credited (or will be paid or credited) without fines or penalties.

3.37           Full Disclosure.  No representation or warranty of the Seller contained in this Agreement, the Seller Disclosure Schedule or in any agreement, document or certificate delivered by Seller or Seller Sub to Acquiror pursuant to this Agreement (i) contains or at the Closing will contain any untrue statement of a material fact or (ii) omits or at the Closing will omit to state a material fact necessary to make the statements herein or therein, as applicable, in light of the circumstances under which such statements were or will be made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB

Acquiror and Acquiror Sub, jointly and severally, represent and warrant as of the date hereof to Seller and Seller Sub as set forth in this Article IV, except as set forth in the disclosure schedule provided to Seller herewith (the “Acquiror Disclosure Schedule”).  The Acquiror Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article IV.  Nothing in a section of the Acquiror Disclosure Schedule referenced in a representation or warranty shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Acquiror Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  The phrase “provided to Seller”,  “delivered to Seller” or “made available to Seller” or any phrase of similar import means that Acquiror or Acquiror Sub has delivered, provided access to or made certain items available for review and copying, or that such items are available on www.sec.gov, to Seller, Seller Sub or their counsel.  For purposes of this Article IV, the phrase “to the Knowledge of Acquiror” or any phrase of similar import shall be deemed to refer to the actual knowledge of the senior executive officers of Acquiror and Acquiror Sub (i.e., the senior vice president level and up) after reasonable investigation.

4.1           Corporate Organization.

(a)           Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi.  Acquiror has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have an Acquiror Material Adverse Effect.  The term “Acquiror Material Adverse Effect” shall mean a material adverse effect on the business, results of operations, assets or financial condition of Acquiror and Acquiror Sub and their subsidiaries, taken individually or as a whole, other than (i) the impact of actions or omissions of Acquiror or Acquiror Sub taken with the prior written consent of Seller in contemplation of the transactions contemplated by this Agreement; (ii) changes in Laws or interpretations thereof that are generally applicable to the banking industry; (iii) changes in generally accepted accounting principles; (iv) expenses incurred in connection with this Agreement and the Mergers including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans; (v) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions including changes in interest rates; (vi) the impact resulting from changes to domestic or international political conditions or the occurrence of an act of God, terrorism, war or other major hostility; or (vii) changes attributable to or resulting from conditions affecting the United States economy as a whole.  Acquiror is registered as a bank holding company under the Bank Holding Act of 1956, as amended.  Acquiror has furnished to Seller true and complete copies of the articles of incorporation and bylaws (or comparable organizational documents) of Acquiror and Acquiror Sub as in effect on the date hereof.

(b)           Acquiror Sub is duly organized, validly existing and in good standing under the laws of the State of Mississippi.  Acquiror Sub has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have an Acquiror Material Adverse Effect.

(c)           Each of Acquiror’s subsidiaries (other than Acquiror Sub, which is addressed in Section 4.1(b)), is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of such subsidiaries has the corporate, limited liability company or trust power and authority, as applicable, to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have an Acquiror Material Adverse Effect.

4.2           Capitalization.  The authorized capital stock of Acquiror consists of 75,000,000 shares of the Acquiror Common Stock, of which 26,715,797 shares are issued, 25,181,668 shares are outstanding and 1,534,129 shares are held in treasury as of the date hereof, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding on the date hereof. The authorized capital stock of Acquiror Sub consists of 772,822 shares of Acquiror Sub Common Stock, all of which are issued and outstanding.  Except as set forth in Acquiror Disclosure Schedule 4.2, all of the outstanding shares of capital stock of Acquiror Sub are owned by Acquiror free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.  Except for stock options issued under Acquiror’s long-term incentive compensation plan (and any stock options issued under any similar plan assumed by Acquiror in connection with prior business combination transactions), neither Acquiror nor Acquiror Sub nor any of the other subsidiaries of either, has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of Acquiror Capital Stock or shares of the capital stock of Acquiror Sub or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Acquiror stockholders may vote, nor any subordinated debt securities, are outstanding

4.3           Authority; No Violation.

(a)           Subject to the approval of this Agreement and the Merger Documents, as applicable, and the transactions contemplated hereby and thereby by the stockholders of Acquiror and Acquiror Sub, Acquiror and Acquiror Sub have all requisite corporate power and authority to execute and deliver this Agreement and the Merger Documents, as applicable, and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof.  The execution and delivery of this Agreement and the Merger Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the unanimous vote of the board of directors of Acquiror and Acquiror Sub, as applicable.  Except for the approval of Acquiror’s stockholders of this Agreement and the Parent Merger Document and the transactions contemplated hereby and thereby, no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to consummate the transactions so contemplated.  Subject to receipt of the regulatory and other approvals described in this Agreement, this Agreement and the Merger Documents have been, or will be, duly and validly executed and delivered by Acquiror and Acquiror Sub, as applicable, and constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of Acquiror and Acquiror Sub, as applicable, enforceable against Acquiror and Acquiror Sub, as applicable, in accordance with and subject to their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance and injunctive relief) is within the discretion of the court before which any proceeding may be brought.

(b)           None of the execution and delivery of this Agreement and the Merger Documents by Acquiror and Acquiror Sub, as applicable, nor the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof nor compliance by Acquiror or Acquiror Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation or bylaws (or comparable organizational documents) of Acquiror or Acquiror Sub; (ii) assuming that the consents and approvals set forth in Section 4.3(c) below are duly obtained, violate any (A) Law or (B) any judgment, order, writ, decree or injunction applicable to Acquiror or Acquiror Sub or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Acquiror or Acquiror Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, deed of trust, license, lease, agreement or other instrument or obligation to which Acquiror or Acquiror Sub is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have an Acquiror Material Adverse Effect.

(c)           Except for consents and approvals of or filings or effective registrations with or notices to the Secretary of State of the State of Mississippi, the MCB, the Commission, other applicable state and federal securities commissions, agencies and other similar regulatory bodies (including NASDAQ, FINRA and other industry self-regulatory organizations), the FRB, the FDIC and the Department of Justice, no consents or approvals of or filings or effective registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Acquiror or Acquiror Sub in connection with (i) the execution and delivery of this Agreement and the Merger Documents by Acquiror and Acquiror Sub, as applicable, (ii) the consummation by Acquiror of the Parent Merger and the other transactions contemplated hereby and by the Parent Merger Document, and (iii) the consummation by Acquiror Sub of the Subsidiary Merger and the other transactions contemplated hereby and by the Subsidiary Merger Document.

4.4           Financial Statements.

(a)           Acquiror has previously delivered to Seller copies of the audited consolidated balance sheets of Acquiror as of December 31, 2011, 2010 and 2009 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2011, 2010 and 2009, respectively, in each case accompanied by the audit reports of Horne LLP, independent public accountants, as well as the unaudited consolidated balance sheet of Acquiror as of September 30, 2012 and the related unaudited consolidated statements of income, comprehensive income changes in stockholders’ equity and cash flows for the three and nine months ended September 30, 2012.  The consolidated balance sheets of Acquiror referred to herein (including the related notes, where applicable) fairly present in all material respects the consolidated financial condition of Acquiror as of the respective dates set forth therein, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity and cash flows of Acquiror for the respective periods or as of the respective dates set forth therein (it being understood that Acquiror’s interim financial statements are not audited but reflect all adjustments which were, at the time, in the opinion of Acquiror, necessary for a fair presentation of such financial statements).

(b)           Each of the financial statements referred to in this Section 4.4 (including the related notes, where applicable) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto and has been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved.  The books and records of Acquiror and Acquiror Sub are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

(c)           Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 4.4(a) or the notes thereto or immaterial liabilities incurred since September 30, 2012 in the ordinary course of business and consistent with past practice (none of which arises from breach of any contract or agreement, breach of warranty, tort, infringement, violation of any applicable Law or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Accounting Standards Codification Topic 450, Contingencies), neither Acquiror nor Acquiror Sub has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, results of operations, assets or financial condition of Acquiror and Acquiror Sub, taken individually or as a whole.

(d)           Since December 31, 2009, (i) neither Acquiror nor any of its subsidiaries nor, to the Knowledge of Acquiror, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Acquiror or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Acquiror or any of its subsidiaries, whether or not employed by Acquiror or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Acquiror or any of its officers, directors, employees or agents to Acquiror’s board of directors or any committee thereof or to any of Acquiror’s directors or officers.

4.5           Absence of Certain Changes or Events.  There has not been any adverse change in the business, results of operations, prospects, assets or financial condition of Acquiror and Acquiror Sub taken individually or as a whole since December 31, 2011 other than: (i) any change in banking or similar Laws of general applicability to banks, savings institutions or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings industries; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; and (iv) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

4.6           Legal Proceedings.  Except as set forth in Acquiror Disclosure Schedule 4.6, none of Acquiror or Acquiror Sub is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Acquiror or Acquiror Sub other than routine litigation arising in the ordinary course of business which could not reasonably be expected to adversely affect the business, results of operations, prospects, assets or financial condition of Acquiror and Acquiror Sub taken individually or as a whole.  Neither Acquiror nor Acquiror Sub is a party to any judgment, order, writ, decree or injunction which adversely affects the business, results of operations, prospects, assets or financial conditions of Acquiror and Acquiror Sub taken individually or as a whole.

4.7           Taxes and Tax Returns.  Except, as to each statement below, where the inaccuracy of such statement would not result in an Acquiror Material Adverse Effect:

(a)           Each of Acquiror and its subsidiaries has duly filed (and until the Effective Time will so file) all Returns required to be filed or sent by or with respect to them in respect of any Taxes and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith and (ii) have not finally been determined.  Acquiror and Acquiror Sub have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed or accrued, as applicable.  Except as set forth in Acquiror Disclosure Schedule 4.7, (i) the federal income tax returns of Acquiror and Acquiror Sub have not been examined by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Mississippi franchise tax returns of Acquiror and Acquiror Sub, as applicable, respectively, have not been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full.  All Returns filed (and until the Effective Time to be filed) are or will be, as applicable, complete and accurate in all respects.  There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted in writing for, Taxes or assessments upon Acquiror or Acquiror Sub, and no taxing authority has given written notice of the commencement of any audit, examination or deficiency action or made a claim in writing that Acquiror or Acquiror Sub is required to file a Return in such taxing authority’s jurisdiction.  There is no currently outstanding waiver, extension or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns with respect to Acquiror or Acquiror Sub.

(b)           No liens for Taxes exist with respect to any of the assets or properties of Acquiror or any of its subsidiaries, except for liens for Taxes not yet due and payable.

4.8           Securities Documents and Regulatory Reports.

(a)           Since January 1, 2009, Acquiror has filed or furnished on a timely basis with the Commission all final registration statements, prospectuses, annual, quarterly or current reports and definitive proxy statements or other communications (other than general advertising materials), forms, reports, schedules, statements or other documents required to be filed or furnished by it pursuant to the 1933 Act, the 1934 Act, or the rules and regulations promulgated by the Commission (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Acquiror SEC Documents”).  Acquiror has previously delivered or made available to Seller an accurate and complete copy of  such Acquiror SEC Documents.  As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of their effectiveness and the dates of mailing, respectively), except to the extent that any Acquiror SEC Document has been amended by a subsequently filed Acquiror SEC Document prior to the date hereof, in which case, as of the date of such amendment, each such final registration statement, prospectus, annual, quarterly or current report and proxy statement or other communication, form, report, schedule, statement or other document, as of its date, complied in all material respects with all applicable Laws (including, without limitation, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002, as amended) and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that information as of a later date filed publicly prior to the date hereof shall be deemed to modify information as of an earlier date. To the Knowledge of Acquiror, there is no fact or circumstance that, individually or in the aggregate, materially and adversely has affected, is so affecting or could reasonably be expected in the future to so affect, the business, financial condition, results of operations or prospects of Acquiror and Acquiror Sub, taken individually or as a whole, that is required to be disclosed under the 1933 Act or the 1934 Act but has not been disclosed in such final registration statement, prospectus, annual, quarterly or current reports and definitive proxy statement or other communications, forms, reports, schedules, statements or other documents.  None of Acquiror’s subsidiaries is required to file periodic reports with the Commission.

(b)           Since January 1, 2009, Acquiror and Acquiror Sub have duly filed all monthly, quarterly and annual reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with the MCB, the FDIC, the FRB and any other federal or state Governmental Entity having jurisdiction over Acquiror and/or Acquiror Sub, and have paid all fees and assessments due and payable in connection therewith.  To the extent not prohibited by Law, Acquiror has delivered or made available to Seller accurate and complete copies of such reports, forms, correspondence, registrations and statements.

4.9           Acquiror Information.  None of the information relating to Acquiror and Acquiror Sub to be provided by Acquiror or Acquiror Sub for use in the Registration Statement will, as of the date such Registration Statement is mailed to the stockholders of Seller and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except that this representation shall not apply to any information in the Registration Statement supplied by Seller for use therein), provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.10           Compliance with Applicable Law.

(a)           Each of Acquiror and Acquiror Sub has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Acquiror, no suspension or cancellation of any of the same is threatened.

(b)           Neither Acquiror nor Acquiror Sub is (i) in material violation of (A) its respective articles of incorporation or bylaws (or comparable organizational documents) or other governing instrument or (B) any Law of any Governmental Entity or (ii) in default with respect to any judgment, order, writ, decree or injunction of any court or other Governmental Entity.  Neither Acquiror nor Acquiror Sub has received any written notice from any Governmental Entity asserting that Acquiror or Acquiror Sub is in violation of any of the foregoing.  Neither Acquiror nor Acquiror Sub is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by Governmental Entities), and neither of them has received any written communication requesting that it enter into any of the foregoing.

4.11           Deposit Insurance and Other Regulatory Matters.  The deposit accounts of Acquiror Sub are insured by the FDIC to the maximum extent permitted by the FDIA, and Acquiror Sub has paid all premiums and assessments required by the FDIA and the regulations thereunder.  No action, suit or proceeding is pending or, to the Knowledge of Acquiror, has been threatened by the FDIC against Acquiror or Acquiror Sub with respect to the termination of such insurance.

4.12           Properties and Insurance.  Except, as to each statement below, where the inaccuracy of such statement would not result in an Acquiror Material Adverse Effect:

(a)           All real property and material items of personal property owned by Acquiror or any of its subsidiaries or presently used by any of them in their respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Acquiror and Acquiror Sub in the ordinary course consistent with past practices.  Acquiror and each of its subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Acquiror’s consolidated unaudited balance sheet as of September 30, 2012 or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 2012), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet; (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith; (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, results of operations, assets or financial condition of Acquiror and Acquiror Sub, taken individually or as a whole; and (iv) with respect to owned real property, (x) easements, rights-of-way, covenants, consents, restrictions, encroachments, variations and other restrictions, charges or encumbrances (whether recorded or not) that do not interfere materially with the ordinary course of Acquiror’s business or the business of any its subsidiaries, (y) building restrictions, zoning laws and other Laws, now or at any time hereafter adopted by any Governmental Entity having jurisdiction that do not materially interfere with the ordinary course of Acquiror’s or Acquiror Sub’s business, or (z) title imperfections noted in title reports delivered to Acquiror prior to the date hereof.  Acquiror and each of its subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all respects as presently occupied, used, possessed and controlled by Acquiror and its subsidiaries.  Neither Acquiror nor any of its subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

(b)           The business operations and all insurable properties and assets of Acquiror and its subsidiaries are insured for their benefit against all risks (including flood) which, to the Knowledge of Acquiror, should be insured against, in each case, under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are, to the Knowledge of Acquiror, adequate for the business engaged in by Acquiror and its subsidiaries.  As of the date hereof, neither Acquiror nor any of its subsidiaries has received any written notice of cancellation or written notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed, and all material claims thereunder have been or will be filed in a timely fashion.

4.13           Allowance for Loan Losses and Real Estate Owned.  The allowance for loan losses reflected on Acquiror’s consolidated balance sheets included in the consolidated financial statements referred to in Section 4.4 hereof was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, adequate in all material respects as of their respective dates under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans net of recoveries.  The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Section 4.4 hereof was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by GAAP.

4.14           Broker Fees.  Except as set forth in Acquiror Disclosure Schedule 4.14, neither Acquiror nor Acquiror Sub nor any of their respective directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

4.15           Loans.  To the Knowledge of Acquiror, and to the extent a failure to comply could not, alone or with any other failure, have an Acquiror Material Adverse Effect, all of the loans and other evidences of indebtedness (including commitments to extend credit) on the books of Acquiror and Acquiror Sub in the original principal amount of $5,000,000 and above are valid and properly documented in all material respects and were solicited and originated in the ordinary course of business, and the security therefor, if any, is valid and properly perfected in all respects, and no collateral has been released from the lien granted to Acquiror and Acquiror Sub with respect to any such loans unless approved by Acquiror and Acquiror Sub and documented in their files.  To the Knowledge of Acquiror, and to the extent a failure to comply could not, alone or with any other failure, have an Acquiror Material Adverse Effect, all loans and extensions of credit that have been made by Acquiror Sub that are subject to Section 22(h) of the Federal Reserve Act, as amended, and Regulation O (12 C.F.R. Part 215) promulgated thereunder comply therewith.  Neither the terms of such loans nor any of the loan documentation nor the manner in which such loans have been originated, administered and serviced nor Acquiror’s procedures and practices of approving or rejecting loan applications, to the Knowledge of Acquiror, and to the extent a violation could not, alone or with any other violation, have an Acquiror Material Adverse Effect, violates in any material respect any Law applicable thereto.  Acquiror and Acquiror Sub have full power and authority to hold such loans and have good and valid title to all such loans, free and clear of any liens, and the principal balance of each such loan as shown on the books and records of Acquiror and Acquiror Sub is true and correct as of the last date shown thereon.  To the Knowledge of Acquiror, and to the extent a failure to comply could not, alone or with any other failure, have an Acquiror Material Adverse Effect, Acquiror and Acquiror Sub have complied in all material respects with all of their obligations under such loans as to which compliance is required as of the Effective Time, and each such loan is enforceable against the obligor(s) thereunder in accordance with its terms, in each such case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally (or the enforcement of the rights of creditors of FDIC-insured institutions in particular), and except that the availability of equitable remedies (including specific performance and injunctive relief) is within the discretion of the court before which any proceeding may be brought.  All such loans will continue in full force and effect immediately after the Effective Time, other than any loans that are paid or otherwise satisfied in full after the date hereof and prior to the Effective Time.  For purposes of this Section 4.15, the term “loans” includes, without limitation, the documents relating in any way to such loans, including, without limitation, loan applications, notes, security agreements, deeds of trust, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

4.16           Investment Securities.  Except for securities pledged for reverse repurchase agreements, interest rate swap, cap and floor contracts or pledged to secure public trust funds, none of the investments reflected in the audited consolidated balance sheet of Acquiror as of December 31, 2011 under the heading “Securities available for sale,” and none of the investments by Acquiror and its subsidiaries since December 31, 2011, and none of the assets reflected in the audited consolidated balance sheet of Acquiror as of December 31, 2011 or in any unaudited consolidated balance sheet of Acquiror furnished to Seller after December 31, 2011 under the heading “Cash and due from banks” is subject to any restriction, whether contractual or statutory, that impairs the ability of Acquiror or any of its subsidiaries freely to dispose of such investment at any time, except to the extent for any impairment that could not, alone or with any other such impairment, have an Acquiror Material Adverse Effect.  With respect to all repurchase agreements of which Acquiror or any of its subsidiaries is a party, Acquiror or such subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing each such repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby under such agreement.

4.17           Regulatory Matters.  Neither Acquiror nor Acquiror Sub has taken or agreed to take any action which would or could reasonably be expected to materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.7 or result in failure of the condition in Section 7.1(c).

4.18           Regulatory Capital; Acquiror Shares.  Acquiror Sub is, and on the Closing Date, Acquiror Sub will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC, and on the date hereof, Acquiror is, and on the Closing Date, Acquiror will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.  The shares of Acquiror Capital Stock to be issued to pay the aggregate Merger Consideration pursuant to this Agreement (i) will have been duly authorized, and (ii) when issued in accordance with the terms of this Agreement, will be (A) validly issued, fully paid and non-assessable, (B) free and clear of all liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, excluding restrictions under the 1933 Act, (C) issued in material compliance with all applicable securities Laws, and (D) in addition, such issuances shall not be subject to any preemptive right of stockholders of Acquiror or to any right of stockholders of Acquiror or to any right of first refusal or other right in favor of any person which has not been observed or waived.

4.19           Material Contracts.  Neither the Acquiror nor Acquiror Sub is in default under any contract filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2011, or its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, or September 30, 2012, other than defaults which are not reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

4.20           NASDAQ.  Acquiror is in compliance in all material respects with the rules, regulations and policies of NASDAQ applicable to Acquiror.

4.21           Full Disclosure.  No representation or warranty of Acquiror or Acquiror Sub contained in this Agreement, the Acquiror Disclosure Schedule or in any agreement, document or certificate delivered by Acquiror to Seller pursuant to this Agreement (i) contains or at the Closing will contain any untrue statement or a material fact or (ii) omits or at the Closing will omit to state a material fact necessary to make the statements herein or therein, as applicable, in light of the circumstances under which such statements were or will be made, not misleading.

ARTICLE V

COVENANTS OF THE PARTIES

5.1           Conduct of the Business of the Parties.  During the period from the date hereof to the Effective Time, except as expressly permitted by this Article V, the parties shall, and shall cause their respective subsidiaries to, conduct their businesses only in the ordinary course and consistent with past practice and prudent banking practice or as required hereunder, except with the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.  The parties  shall use their best efforts consistent with past practices to (i) to maintain and preserve intact their business organization, their rights, franchises and other authorizations issued by Governmental Entities and their current relationships with customers, regulators, employees and other persons with which they have business or other relationships; and (ii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of any of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.  Seller and Seller Sub agree to promptly notify Acquiror and Acquiror Sub if after the date hereof Seller or Seller Sub makes or acquires any loan or issues a commitment (or renews or extends an existing commitment) for any loan relationship having total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $2,000,000, or amends, renews, restructures or modifies in any material respect any existing loan relationship, that would result in total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $2,000,000.

5.2           Negative Covenants of Seller.  Seller and Seller Sub agree that from the date hereof to the Effective Time, except as otherwise approved in advance by Acquiror in writing or as permitted or required by this Agreement, each of Seller and Seller Sub will not, nor will Seller permit any other Subsidiary to:

(i)	change any provision of the articles of incorporation or bylaws (or comparable organizational document) or other governing instrument of Seller or any of the Subsidiaries;

(ii)
as to each of Seller and the Subsidiaries, except for the issuance of Seller Common Stock pursuant to the present terms of the outstanding Seller Stock Options or upon the exercise of the Seller Warrant, (A) change the number of shares of its authorized or issued capital stock or other equity interests, as applicable, (B) issue or grant (or commit to issue or grant) any shares of its capital stock or other equity interests, as applicable, or any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to its authorized or issued capital stock or other equity interests, as applicable, any security convertible into shares of such capital stock or other equity interests, as applicable, or any stock or equity appreciation right, restricted unit or other equity-based compensation, (C) split, combine or reclassify any shares of its capital stock or other equity interests, as applicable, (D) redeem, purchase or otherwise acquire any shares of its capital stock (other than the Seller CDCI Preferred Stock) or other equity interests, as applicable, or (E) enter into any agreement, undertaking or arrangement with respect to the sale or voting of its capital stock or other equity interests, as applicable;

(iii)
(A) create or incur any indebtedness for borrowed money (other than acceptance of deposits, purchases of Federal funds, drawing upon the existing line of credit with First Tennessee National Bank (provided, however, that the amount outstanding at any time after the date hereof under such line of credit shall not exceed the amount that was outstanding thereunder as of December 31, 2012), short-term Federal Home Loan Bank borrowings, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions), (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except, in the case of this clause (B), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice, or (C) indemnify and/or hold harmless any director, officer, employee or agent of Seller or Seller Sub except to the extent required under the mandatory provisions of the articles of organization or bylaws (or comparable organizational documents) of Seller or Seller Sub, as applicable, or under applicable Law;

(iv)
set any record or payment dates for the payment of any dividends or other distributions, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), in respect of the capital stock or other equity interests, as applicable of Seller or any of the Subsidiaries, other than (A) dividends from a wholly-owned Subsidiary to Seller or another wholly-owned Subsidiary of Seller, (B) regular quarterly cash dividends on Seller Common Stock not in excess of $0.01 per share per quarter with record and payment dates consistent with past practice; provided, that no quarterly dividend will be declared with respect to the quarter in which the Effective Time occurs unless the Effective Time is after the record date for such dividend; provided, further, the declaration of the last quarterly dividend by Seller prior to the Effective Time and the payment thereof shall be coordinated with Acquiror so that holders of Seller Common Stock do not receive dividends on both Seller Common Stock and Acquiror Common Stock received in the Parent Merger in respect of such quarter, (C) regular quarterly cash dividends, or pro rata dividends in connection with the redemption thereof, on the Seller CDCI Preferred Stock in accordance with the terms thereof with record and payment dates consistent with past practice, or (D) required dividends on the preferred stock of its Subsidiaries the common stock of which is wholly-owned, directly or indirectly, by Seller;

(v)
except as required under applicable Laws, the terms of any Seller Plans existing as of the date hereof or in order to continue the coverage (in increments of no longer than one year) of the expiring insurance policies set forth on Seller Disclosure Schedule 3.8(d) on substantially the same terms and conditions as the applicable expiring policy, (A) enter into, adopt or terminate, or agree to enter into, adopt or terminate, any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Seller or any of the Subsidiaries, (B) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Seller or any of the Subsidiaries in a manner that would result in any increase in cost, (C) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (D) enter into any new, amend or commence participation in any existing collective bargaining agreement or similar agreement with respect to Seller or any of the Subsidiaries, or (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Seller Plans;

(vi)
(A) grant any severance or termination pay (except as set forth in Seller Disclosure Schedule 5.2(vi) and pursuant to binding contracts of Seller and the Subsidiaries in effect on the date hereof and disclosed to Acquiror on Seller Disclosure Schedule 3.13(a)), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers, employees or consultants, (B) award any increase in compensation or benefits to its directors, officers, employees or consultants other than in the ordinary course of business consistent with past practices, provided that no individual increase in compensation shall exceed 2.5% of the directors’, officers’, employees’ or consultants’ compensation prior to the increase, or (C) hire, transfer, promote or terminate the employment of any employee of Seller or any of the Subsidiaries who has a target annual compensation of $40,000 or more;

(vii)
sell, lease, transfer, mortgage, encumber or otherwise dispose of any properties or other assets except (A) subject to Section 5.2(xvi), sales of loans, loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not affiliates of Seller Sub, (B) as expressly required by contracts or agreements in force at the date of this Agreement that are set forth in Seller Disclosure Schedule 3.13(a), or (C) sales of other real estate owned in the ordinary course of business consistent with past practice to third parties who are not affiliates of Seller Sub; provided, that, for the avoidance of doubt, the parties agree that any sale of a loan for an amount less than 90% of its carrying value (as determined in accordance with GAAP and applicable Law), or any sale of other real estate owned for an amount less than 90% of its appraised value shall not, in either case, be considered a sale in the ordinary course of business;

(viii)
pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(xxi) below, in the ordinary course of business and consistent with past practice;

(ix)
make, or commit to make, any capital expenditures in excess of $150,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair;

(x)
permit the commencement of any construction of new structures or facilities upon, or purchase or lease, any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Seller or Seller Sub;

(xi)
other than changes required by GAAP as concurred in by Seller’s independent accountants, (A) make any change in its accounting methods or practices or systems of internal accounting controls (or the manner in which liabilities are accrued), (B) revalue in any material respect any of its assets, including writing-off notes or accounts receivable or (C) change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in Law;

(xii)
except as may be required by applicable Laws or by the FDIC or other Governmental Entity, enter into any new line of business or change in any material respect any lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to loans or depository accounts (or waive any material fees with respect thereto), hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans;

(xiii)
make, change or revoke any material Tax election, change an annual Tax accounting period or adopt or change any Tax accounting method, file any amended Tax Return or settle or compromise any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(xiv)	engage in any transaction with an “affiliate,” as defined in Section 3.18 hereof, other than in the ordinary course of Seller Sub’s business and in compliance with Regulation O;

(xv)
enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xvi)
(A) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, (B) invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable pronouncements of the FDIC or other Governmental Entities or (C) without previously notifying and consulting with Acquiror, purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than 5 years for Seller or Seller Sub’s own account;

(xvii)
knowingly take any action or knowingly fail to take any action that would  reasonably be expected to adversely affect or delay the ability of Acquiror, Acquiror Sub, Seller or Seller Sub to perform its covenants and agreements on a timely basis under this Agreement or to consummate the transactions contemplated under this Agreement;

(xviii)
knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time;

(xix)
knowingly take any action which would be reasonably expected to adversely affect or delay the ability of the Acquiror, Acquiror Sub, Seller or Seller Sub to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby (including the redemption or purchase of the issued and outstanding Seller CDCI Preferred Stock and the Seller Warrant) or which would reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of Seller or Seller Sub, individually or in the aggregate, to Acquiror;

(xx)
(A) acquire direct or indirect control over any business or other entity, whether by stock purchase, merger, consolidation or otherwise, or (B) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person or entity, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of Seller Sub;

(xxi)
(A) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $75,000 individually or $150,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (B) agree or consent to the issuance of any judgment, order, writ, decree or injunction restricting or otherwise affecting its business or operations;

(xxii)	knowingly fail to comply with any Laws applicable to Seller or any of the Subsidiaries and to the conduct of the business of Seller and such Subsidiaries in a manner adverse to such business; or

(xxiii)
agree to, or make any commitment to, take, or adopt any resolutions of board of directors (or comparable governing body) of Seller or any of the Subsidiaries in support of, any of the actions prohibited by this Section 5.2.

5.3           No Solicitation.

(a)           Neither Seller nor Seller Sub shall, nor shall Seller or Seller Sub authorize or permit any other Subsidiary or any of their respective directors, managers, trustees, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative of Seller or Seller Sub to, directly or indirectly, solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Acquiror or Acquiror Sub) concerning any Acquisition Transaction (as defined below); provided, however, that nothing contained in this Agreement shall prevent Seller (on behalf of itself and Seller Sub) or the board of directors of Seller prior to receipt of approval by the stockholders of Seller of this Agreement and the Parent Merger Document from (i) providing information in response to a request therefor by a person who has made an unsolicited bona fide written proposal to engage in an Acquisition Transaction (an “Acquisition Proposal”) if the board of directors of Seller receives from the person so requesting such information an executed confidentiality agreement on customary terms and conditions; (ii) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; (iii) failing to recommend or withdrawing its recommendation of this Agreement to its stockholders and/or failing to hold the Special Meeting (as defined in Section 5.8) to consider this Agreement; or (iv) recommending such an Acquisition Proposal to the stockholders of Seller, if and only to the extent that, in each such case referred to in clause (i), (ii), (iii) or (iv) above, (A) Seller’s board of directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable Law and (B) Seller’s board of directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Seller’s stockholders from a financial point of view than the Mergers.  An Acquisition Proposal which is received and considered by Seller in compliance with this Section 5.3 and which meets the requirements set forth in clauses (A) and (B) of the preceding sentence is herein referred to as a “Superior Proposal”.  Seller will communicate to Acquiror in writing (the “Notice”) as promptly as practicable (and in no event more than 48 hours after receipt) the terms of any proposal which it may receive in respect of any Acquisition Transaction (including amendments thereto) and shall provide Acquiror with copies of (x) all such written inquiries or proposals and (y) an accurate and complete written synopsis of all such oral inquiries or proposals.  For purposes of this Agreement, “Acquisition Transaction” means any offer or proposal by a person or entity other than Acquiror or Acquiror Sub for (i) a merger, tender offer, recapitalization or consolidation, or any similar transaction, involving the Seller or Seller Sub; (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets of the Seller or Seller Sub; (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) of securities representing 20% or more of the voting power of the Seller; or (iv) any substantially similar transaction.

(b)           During the 10 days immediately following the Acquiror’s receipt of the Notice, Acquiror (on behalf of itself and Acquiror Sub) shall be entitled to match or better the terms of the Superior Proposal described in the Notice. If Acquiror advises Seller in writing during such 10 day period that it has elected to match or better the terms of the Superior Proposal, (i) Seller, Seller Sub, Acquiror and Acquiror Sub within two days of such election by Acquiror, shall amend this Agreement and the Merger Documents to reflect the matched or bettered terms of the Superior Proposal as proposed by Acquiror and (ii) Seller (on behalf of itself and Seller Sub) shall not terminate this Agreement, and Seller promptly shall notify the person that made or conveyed the Superior Proposal that Acquiror has matched or bettered the Superior Proposal and this Agreement has been amended to reflect the matched or bettered terms. From and after the date on which Acquiror and Acquiror Sub execute an amendment which matches or betters the Superior Proposal, Seller and Seller Sub shall immediately cease and cause to be terminated, and cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives to, immediately cease and caused to be terminated, all discussions and negotiations regarding the Superior Proposal that has been matched or bettered by Acquiror with any person other than Acquiror.  A person that has made a Superior Proposal that has been matched or bettered by Acquiror may make further Acquisition Proposals.  During the period commencing on the date that Seller determines that the Acquisition Proposal meets the requirements set forth in clauses (A) and (B) above and ending on the eleventh day after Acquiror’s receipt of the Notice, Seller and Seller Sub shall not terminate this Agreement unless Seller receives written notice from Acquiror that it does not intend to exercise its right to match or better the Superior Proposal. If Acquiror does not notify Seller of its election by the eleventh day after Acquiror’s receipt of the Notice, Seller may terminate this Agreement and proceed with the Superior Proposal as provided in this Agreement.

(c)           Except as expressly permitted by this Section 5.3 and Section 5.8, neither the board of directors of Seller nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Acquiror, the approval of the Agreement and the Parent Merger Document or the Seller Recommendation (as defined in Section 5.8) or take any action or make any statement in connection with the Special Meeting inconsistent with such approval or the Seller Recommendation (collectively, a “Change in the Seller Recommendation”); (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or (iii) cause Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Seller Acquisition Agreement”) related to any Acquisition Transaction.  For purposes of this Agreement, a Change in the Seller Recommendation shall include any approval or recommendation (or public proposal to approve or recommend), by Seller’s Board of an Acquisition Proposal, or any failure by Seller’s board of directors to recommend against an Acquisition Proposal.  Notwithstanding the foregoing, the board of directors of Seller, to the extent that it determines in good faith, after consultation with outside counsel, that the failure to terminate this Agreement in light of a Superior Proposal would constitute a breach of its fiduciary duties under applicable Law, may terminate this Agreement in order to concurrently enter into a Seller Acquisition Agreement with respect to such Superior Proposal, but only at a time that is after the compliance by Seller with the terms of Sections 5.3(a), 5.3(b) and 7.4.

(d)           Upon the execution of this Agreement, Seller and Seller Sub shall immediately cease and cause to be terminated, and cause its and the other Subsidiaries’ officers, directors and employees, investment bankers, financial advisors, attorneys, accountants and other representatives to immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any persons with respect to any Acquisition Proposal and, upon request by Acquiror, shall request the return and destruction of all confidential information provided to any such person.

5.4           Negative Covenants of Acquiror.  Except as expressly provided in this Agreement, or as set forth in Acquiror Disclosure Schedule 5.4, during the period from the date of this Agreement to the Effective Time, each of Acquiror, Acquiror Sub and their respective board of directors shall not (i) other than in connection with this Agreement, and except as would not have a material adverse effect on the ability of Acquiror and Acquiror Sub to perform their obligations hereunder, fail to conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, or fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (ii) knowingly take any action or knowingly fail to take any action which would be reasonably expected to adversely affect or delay the ability of Acquiror or Acquiror Sub to perform their respective covenants and agreements on a timely basis under this Agreement or to consummate the transactions contemplated by this Agreement; (iii) knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at the Effective Time; (iv) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of the Acquiror or Acquiror Sub to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of the transaction to Acquiror; (v) agree to, or make any commitment to, take, or adopt any resolutions of board of directors of Acquiror or Acquiror Sub in support of, any of the actions prohibited by this Section 5.4; or (vi) except as expressly permitted by Section 5.8, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Seller, the approval of the Agreement and the Parent Merger Document or the Acquiror Recommendation (as defined in Section 5.8) or take any action or make any statement in connection with a Special Meeting of Acquiror, inconsistent with such approval or the Acquiror Recommendation (collectively, a “Change in the Acquiror Recommendation”).

5.5           Current Information. During the period from the date hereof to the Effective Time, the parties will cause one or more of each of their designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding each of their businesses, results of operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby.  Without limiting the generality of the foregoing, (i) in such conferences, the designated representative(s) of Seller and Seller Sub shall provide updates with respect to loan charge-offs and sales of other real estate owned since the last conference, (ii) within 10 days after the end of each calendar month, Seller shall provide Acquiror with (A) an unaudited consolidated balance sheet as of the end of such month, together with unaudited consolidated statements of income for the month and year-to-date period, and (B) a schedule of loans charged-off during such month and other real estate owned sold during such month, and (iii) within 10 days after the end of each calendar quarter, Seller shall provide Acquiror with unaudited consolidated statements of changes in stockholders’ equity and cash flows for the quarter and year-to-date period.  Within 30 days after the end of each fiscal quarter, Seller shall provide Acquiror with a copy of the FDIC Call Report filed with the FDIC.

5.6           Access to Properties and Records; Confidentiality.

(a)           Each of the parties shall permit the other party and its representatives reasonable access to their properties and shall disclose and make available to such party all books, papers and records relating to the assets, properties, operations, obligations and liabilities of such party, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities in which Acquiror may have an interest.  No party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any Law, order or judgment.  The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  The parties shall make their respective executive officers available to confer with the other party’s representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

(b)           All information furnished previously by Acquiror, Acquiror Sub, Seller or any of the Subsidiaries, or hereafter furnished prior to the Effective Time, in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Mergers and, if such Mergers shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best efforts to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes.  The obligations of Acquiror, Acquiror Sub, Seller and Seller Sub to keep such information confidential shall continue for three years (except for any confidential customer information, which shall be kept confidential indefinitely) from the date the proposed Mergers are abandoned but shall not apply to (i) any information which (A) was already in the possession of the party receiving the information prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third-party not known by the receiving party to be bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or any other Governmental Entity with authority to compel disclosure.

(c)           Notwithstanding anything contained herein to the contrary, each party is permitted to disclose the Tax treatment and structure of the transactions contemplated hereby at any time on or after the earliest to occur of (i) the date of public announcement of discussions relating to the transactions contemplated hereby, (ii) the date of public announcement of the transactions contemplated hereby and (iii) the date of execution of this Agreement (it being understood by the parties that a “public announcement” shall mean a public announcement permitted by this Agreement (or otherwise permitted by agreement of the parties) as distinguished from a third-party announcement or a leak).  This Agreement shall not be construed to limit in any way either party’s ability to consult any advisor regarding the Tax treatment or structure of the Mergers.  These provisions are meant to be interpreted so as to prevent the Mergers from being treated as offered under “conditions of confidentiality” within the meaning of the Code and the Treasury Regulations thereunder.

5.7           Regulatory Matters.

(a)           Each of the parties hereto shall use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VI, to consummate the transactions contemplated hereby (including actions required in order to effect the Subsidiary Merger simultaneously with the Effective Time and to continue any contract or agreement of Seller or Seller Sub following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) subject to the conditions set forth in Article VI, obtain (and assist and cooperate with the other party in obtaining) any permit, consent, waiver, approval and authorization of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement, including the Mergers. The parties hereto shall cooperate with each other and prepare and file, as promptly as possible after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. Each of the parties shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, under no circumstances shall a party be required, and Seller and Seller Sub shall not be permitted (without Acquiror’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations, that would have, or would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or an Acquiror Material Adverse Effect, as the case may be (including, for the avoidance of doubt, any determination by a Governmental Entity that the Subsidiary Merger may not be consummated as contemplated herein, including simultaneously with the Effective Time); provided, that, if requested by Acquiror, then Seller and Seller Sub will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Seller and Seller Sub only in the event the Closing occurs.

(b)           Subject to applicable Laws relating to the exchange of information, Acquiror and Seller shall, upon request, furnish each other with all information concerning Acquiror, Seller, Acquiror Sub and the Subsidiaries and their respective directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Acquiror, Seller, Acquiror Sub and Seller Sub to any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(c)           Subject to applicable Laws (including those relating to the exchange of information), Seller and Acquiror shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, subject to applicable Laws, the parties shall (i) promptly furnish each other with copies of notices or other communications received by the other party  (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) provide the other party a reasonable opportunity to review in advance, and accept the reasonable comments of the other party in connection with, any proposed communication to, including any filings with or other written materials submitted to, any Governmental Entity, and (iii) consider in good faith the other party’s views with respect to, and confer in good faith with the other party to resolve, any disagreement as to strategy with respect to any communication by the other party with any Governmental Entity or third party relating to the transactions contemplated by this Agreement.  The parties shall not, and shall cause their respective subsidiaries to not, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by applicable Laws, gives the other party the opportunity to attend and participate. Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Laws.

5.8           Preparation of Registration Statement; Stockholder Approval.

(a)           The parties hereto shall jointly prepare and file with the Commission as promptly as practicable a proxy statement/prospectus to be mailed to the stockholders of Seller who are to vote upon this Agreement and the Parent Merger Document in connection with the transactions contemplated hereby and to be part of the Registration Statement to be filed by Acquiror with the Commission pursuant to the 1933 Act with respect to the shares of Acquiror Common Stock to be issued in connection with the Parent Merger.  The parties shall use their reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable after its filing.  The proxy statement/prospectus, and any amendment thereto, shall include the Seller Recommendation.  The parties shall notify each other promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the proxy statement/prospectus or the Registration Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect thereto. If, at any time prior to the Special Meeting, any event occurs with respect to any party hereto, or any change occurs with respect to other information supplied by a party for inclusion in the proxy statement/prospectus or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the proxy statement/prospectus or the Registration Statement, such party shall promptly notify the other party of such event, and cooperate in the prompt filing with the Commission of any necessary amendment or supplement thereto and, to the extent required by applicable Laws, in disseminating the information contained in such amendment or supplement to the stockholders of Seller.  Acquiror will advise Seller promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the Commission for the amendment or supplement of the Registration Statement or for additional information.  When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the time of the last stockholder meeting with respect to the transactions contemplated hereby, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Acquiror and Acquiror Sub relating to Acquiror and Acquiror Sub and by Seller and Seller Sub relating to Seller and or any of the Subsidiaries, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the Commission thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

(b)           Each party shall, subject to the provisions of Section 5.3 (as it relates to Seller) and this Section 5.8, (i) take all steps (including participation in the preparation of the Registration Statement in accordance with all applicable requirements and having the Registration Statement cleared by the Commission and mailed to its stockholders) necessary to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments, the “Special Meeting(s)”) as soon as reasonably practicable for the purposes of securing the approval of such stockholders of this Agreement and the Parent Merger Document, (ii) recommend to its stockholders the approval of this Agreement and the Parent Merger Document and the transactions contemplated hereby and thereby (as it relates to Seller, the “Seller Recommendation” and, as it relates to Acquiror, the “Acquiror Recommendation”), and (iii) use its best efforts to obtain, as promptly as practicable, such approval; provided, however, that (i) the board of directors of Seller may fail to hold such Special Meeting, fail to make such recommendation, or withdraw, modify or change any such recommendation, if such board of directors, after having consulted with and considered the advice of outside counsel, has determined in good faith that the holding of such Special Meeting, the making of such recommendation or the failure to withdraw, modify or change such recommendation, either as a result of an Acquisition Proposal that has not been withdrawn or otherwise, would constitute a breach of the fiduciary duties of such directors under applicable Law; and (ii) the board of directors of Acquiror may fail to hold such Special Meeting, fail to make such recommendation, or withdraw, modify or change any such recommendation, if such board of directors, after having consulted with and considered the advice of outside counsel, has determined in good faith that the holding of such Special Meeting, the making of such recommendation or the failure to withdraw, modify or change such recommendation would for any reason constitute a breach of the fiduciary duties of such directors under applicable Law.  The parties will reasonably cooperate in the preparation of the Registration Statement. Promptly following approval of this Agreement and the Parent Merger Document by the stockholders of Seller, Seller, as the sole stockholder of Seller Sub, will approve and consent to this Agreement and the Subsidiary Merger Document in such capacity, whether at a meeting or by written consent.

5.9           Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to satisfy the conditions to Closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Merger Documents.

5.10           Disclosure Supplements.  From time to time prior to the Effective Time, each party will supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby; provided, however, that the inclusion of any information in any such amendment or supplement not included in the original Disclosure Schedules shall not limit or impair any right which a party may have to terminate this Agreement pursuant to Section 7.1(d) due to failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.3(a), as the case may be.

5.11           Public Announcements.  Prior to the Effective Time, the parties hereto shall approve in advance the substance, and cooperate with each other in the development and distribution, of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by Law and as to which the parties releasing such information have used their reasonable efforts to discuss with the other parties in advance.

5.12           Failure to Fulfill Conditions.  In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to August 31, 2013 and that it will not waive that condition, it will promptly notify the other party.  Acquiror (on behalf of itself and Acquiror Sub) and Seller (on behalf of itself and Seller Sub) will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay unqualified approval of the Mergers by any Governmental Entity or which would otherwise prevent or materially delay completion of such Mergers or the other transactions contemplated hereby.

5.13           Certain Post-Merger Agreements.

The parties hereto agree to the following arrangements following the Effective Time:

(a)           Employee Benefit Plans.

(i)
Subject to the provisions of this Section 5.13, all employees of Seller or any of the Subsidiaries immediately prior to the Effective Time who become employed by Acquiror, Acquiror Sub or any subsidiary or affiliate thereof (as the case may be, “Employer”) immediately following the Effective Time (“Transferred Employees”) will be covered by the Employer employee benefit plans on substantially the same basis as other employees of Employer performing services primarily on behalf of Employer in a comparable position. Following the Effective Time, Acquiror will provide continuation coverage under Section 4980B of the Code and Section 601 of ERISA to all qualified beneficiaries who were entitled to such coverage under Seller’s or any Subsidiary’s group health plan immediately prior to the Effective Time.  Notwithstanding the foregoing, Employer may determine to continue any of the Seller Plans for Transferred Employees in lieu of offering participation in the Employer benefit plans providing similar benefits (e.g., medical and hospitalization benefits).  Alternatively, after the Effective Time, Employer may elect to terminate or amend any of the Seller Plans or to merge any such benefit plans with the Employer benefit plans.  Except as otherwise specifically provided in this Section 5.13 and/or as otherwise prohibited by Law, Transferred Employees’ service with Seller or any of the Subsidiaries shall be recognized as service with the Employer for purposes of eligibility to participate and vesting under the Employer benefit plans, policies or arrangements for which they may be eligible on or after the Effective Time (including but not limited to, vacation, sick and other leave policies), subject to applicable break-in-service rules, and provided that such service shall not operate to duplicate any benefit.  Acquiror and Acquiror Sub agree that, to the extent waived, satisfied or inapplicable to any Transferred Employee under the terms of any group health, group term life insurance or long-term disability plan maintained by Seller or any of the Subsidiaries at the Effective Time, any preexisting condition or similar limitation or exclusion contained in an Employer’s group health, long-term disability or group term life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under similar plans maintained by Seller or any of the Subsidiaries at the Effective Time and who then change coverage to the Employer’s group health, group term life insurance or long-term disability plan at the time such Transferred Employees are first given the option to enroll.  Notwithstanding anything herein to the contrary, after the Effective Time, nothing herein shall restrict the ability of the Employer to amend or terminate such Seller Plans in accordance with their terms, provided that such amendment or termination affects all covered employees equally.

(ii)
As of the Effective Time, Acquiror shall assume and honor and shall cause the appropriate Employer to assume and honor in accordance with their terms all employment agreements existing immediately prior to the Effective Time which are between Seller or any of the Subsidiaries and any officer which have been disclosed in Seller Disclosure Schedule 3.13(a), in the form in effect as of the date hereof.

(iii)
Following the Effective Time, Acquiror and Acquiror Sub may determine to continue, amend or terminate any deferred compensation plan, policy, program or arrangement listed on Seller Disclosure Schedule 3.8(a); provided, that any amendment, termination or continuance does not impair the benefits due thereunder as of the date hereof and that any such amendment, termination or continuance is permitted under such plans, policies, programs or arrangements or otherwise required by applicable Law.

(iv)
Prior to the Closing Date, Seller’s board of directors shall adopt corporate resolutions as may be necessary to (i) terminate any Qualified Seller Plan identified by Acquiror, including any Seller Plan intended to comply with Section 401(k) of the Code (“Seller Terminated  Plans”), effective as of the date preceding the date on which the Effective Time occurs; (ii) fully vest the account balances of the participants and beneficiaries in Seller Terminated Plans no later than the termination date; (iii) reserve the power to amend Seller Terminated Plans after the date of termination to the extent reasonably necessary to comply with applicable Law or to facilitate the termination thereof; and (iv) provide for the distribution of benefits from Seller Terminated Plans in accordance with their terms and as permitted under applicable Law.

(v)
No provision in this Agreement shall amend or modify or be deemed to modify or amend any Seller Plan or any similar plan, policy, arrangement or agreement maintained by Acquiror.  Nothing contained herein shall be deemed a guarantee of employment for any Transferred Employee or to restrict the right of Acquiror, Acquiror Sub or affiliate thereof to terminate the employment of any Transferred Employee or a guarantee of any type or amount of compensation or benefits.

(b)           Indemnification.  Acquiror shall indemnify and hold harmless each present and former director and officer of Seller (determined as of the Effective Time) and any of the Subsidiaries (determined as of the effective time of the Subsidiary Merger), all of whom are identified on Seller Disclosure Schedule 5.13(b), and their heirs, personal representatives and estates (collectively, the “Indemnified Parties”) against, and shall promptly upon request advance or reimburse, any and all costs or expenses (including reasonable attorneys’ fees), judgments, interest, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, “Costs”) as they are incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, arbitrative or investigative (“Proceeding”), whether or not the Indemnified Party is a party to such Proceeding, based upon or arising from the Indemnified Party’s acts or omissions as an officer or director of Seller and/or any of the Subsidiaries, whether threatened, asserted or claimed prior to, at or after the Effective Time (collectively, “Claims”), to the same extent as the Indemnified Parties would have been indemnified under the articles of incorporation and/or bylaws (or comparable organizational document) of Acquiror as such documents were in effect on the date of this Agreement as if the Indemnified Parties were officers or directors of Acquiror at all relevant times, except to the extent any Claim arises on account of an Indemnified Party’s service as an officer or director of another for-profit entity.  This indemnity shall be provided for three years following the Effective Time; or if there shall be any proceeding pending or threatened on the third anniversary of the Effective Time, such indemnity shall continue in full force and effect until such pending or threatened Proceeding is finally resolved.

The rights to indemnification granted by this Section 5.13(b) are subject to the following limitations: (i) the total aggregate indemnification provided by Acquiror pursuant to this Section 5.13(b) shall not exceed, as to all Indemnified Parties as a group, a sum equal to the Indemnification Cap, and Acquiror shall have no responsibility to the Indemnified Parties for the manner in which such sum is allocated among that group; (ii) a director or officer who would otherwise be a member of the Indemnified Parties under this Section 5.13(b) shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement in the form of Schedule 5.13(b) hereto; and (iii) amounts otherwise required to be paid by Acquiror to the Indemnified Parties pursuant to this Section 5.13(b) shall be reduced by any amounts that such Indemnified Parties recover from any third party.  For purposes of this Agreement, “Indemnification Cap” shall mean an amount equal to the sum of (i) $5,000,000 and (ii) the policy limits of the insurance coverage obtained by Seller in accordance with Section 5.13(c) below.

Acquiror agrees that the Indemnification Cap limit set forth in this Section 5.13(b) shall not apply to any damages, liabilities, judgments and claims (and related expenses, including, without limitation, attorneys’ fees and amounts paid in settlement) insofar as they arise out of or are based upon the matters for which indemnification is provided in Section 5.21 hereof.

(c)           Insurance.  Seller shall obtain on or prior to the Effective Time a three-year “tail” prepaid directors’ and officers’ liability insurance policy(ies) covering the persons listed on Seller Disclosure Schedule 5.13(b) at no cost to the beneficiaries thereof with respect to claims arising from facts or events which occurred prior to the Effective Time, in the same coverage amount as in effect under Seller’s directors’ and officers’ liability insurance policies (both primary and excess) immediately prior the Effective Time, provided, that if the aggregate premium Seller would be required to pay for such “tail” policy(ies) is in excess of 200% of the premium for such coverage set forth in Seller Disclosure Schedule 3.14, then Seller shall purchase as much coverage as reasonably practicable for such premium, unless otherwise agreed in advance in writing by Acquiror.  Such policy(ies) shall survive the Mergers.

(d)           Subsequent Events.  In the event that the Surviving Corporation or any of its respective successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successor and assign of the Surviving Corporation assumes the obligations set forth in Sections 5.13(b) and (c).  The provisions of Sections 5.13(b) and (c) shall survive consummation of the Mergers and are intended to be for the benefit of, and will be enforceable by each Indemnified Party, his or her heirs and his or her legal representatives.

5.14           Takeover Laws; No Rights Triggered.  If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of Seller, Seller Sub, Acquiror and Acquiror Sub and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

5.15           Affiliates.  Prior to the Effective Time, Seller shall deliver to Acquiror a letter identifying all persons whom it believes to be “affiliates” of Seller for purposes of Rule 145(c) or Rule 144 (as applicable) under the 1933 Act.  Seller shall use its best efforts to cause each person so identified to deliver to Acquiror prior to the Effective Time a written agreement in substantially the form of Schedule 5.15 hereto providing, among other things, that such person will not dispose of Acquiror Common Stock received in the Parent Merger except in compliance with the 1933 Act and the rules and regulations thereunder.

5.16           Adoption of Accounting Policies.  As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Article VI of this Agreement and at such time as consummation of the transactions contemplated by this Agreement seems reasonably assured and in any event prior to the Effective Time (unless this Agreement is terminated pursuant to Article VII hereof), Seller and Seller Sub shall take any and all necessary or appropriate actions to adopt all Acquiror accounting procedures and policies (including, without limitation, those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by Seller or Seller Sub at the request of Acquiror pursuant to this section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by Seller or Seller Sub herein.

5.17           Section 16 Matters. Prior to the Effective Time, if Seller provides Acquiror the Section 16 Information reasonably in advance of the Effective Time, the parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Seller Common Stock or conversion of any derivative securities in respect of shares of Seller Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the 1934 Act. “Section 16 Information” shall mean information accurate in all respects regarding Seller Insiders, the number of shares of Seller Common Stock held by each such Seller Insider and the number and description of the Seller Stock Options held by each such Seller Insider. “Seller Insiders” shall mean those officers and directors of Seller who are subject to the reporting requirements of Section 16(a) of the 1934 Act.

5.18           Operating Functions. Seller and Seller Sub shall cooperate with Acquiror and Acquiror Sub in connection with planning for the efficient and orderly combination of the parties and the operation of the Subsidiary Surviving Bank after the Subsidiary Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Closing Date or such later date as Acquiror may decide. Seller shall take any action Acquiror may reasonably request prior to the Effective Time to facilitate the combination of the operations of Seller Sub with Acquiror Sub. Without limiting the foregoing, Seller shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Seller and Acquiror shall meet from time to time as Seller or Acquiror may reasonably request, to review the financial and operational affairs of Seller and Seller Sub, and Seller shall give due consideration to Acquiror’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither Acquiror nor Acquiror Sub shall under any circumstance be permitted to exercise control of Seller, Seller Sub or any of Seller’s other Subsidiaries prior to the Effective Time, (ii) neither Seller nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (iii) neither Seller nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

5.19           Covenant to Close.  At such time as is deemed appropriate by the parties hereto or as otherwise set forth in this Agreement, and upon satisfaction or waiver of each of the conditions to Closing of the Mergers, the parties agree to take such actions as are reasonably necessary or appropriate to effect the Closing and the Mergers.

5.20           Certain Agreements.  As promptly as practicable after the date hereof (but no later than ten days following the date of this Agreement), Seller and Seller Sub shall have each director of Seller and Seller Sub who is not an employee of Seller or Seller Sub, respectively, execute a Lock-Up and Non-Competition Agreement in substantially the form of Schedule 5.20A hereto and have each executive officer of Seller and Seller Sub who is also a director of Seller or Seller Sub, respectively, execute a Lock-Up Agreement in substantially the form of Schedule 5.20B hereto.

5.21           Hold Harmless.  Acquiror will indemnify and hold harmless Seller, Seller Sub, each of the directors and officers and each person, if any, who controls Seller or Seller Sub within the meaning of the 1933 Act against any losses, claims, damages or liabilities, joint, several and solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will pay or promptly reimburse such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Acquiror shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission, that is subsequently confirmed in a court of competent jurisdiction or alternative dispute resolution forum, made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Acquiror by Seller or Seller Sub for use therein. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Acquiror under this Section 5.21, notify Acquiror in writing of the commencement thereof.  In case any such action shall be brought against any indemnified party and it shall notify Acquiror of the commencement thereof, Acquiror shall be entitled to participate therein; and to the extent that it shall wish to assume the defense thereof with counsel satisfactory to such indemnified party, and, after notice from Acquiror to such indemnified party of its election to so assume the defense thereof, Acquiror shall not be liable to such indemnified party under this Section 5.21 for any legal expenses of other counsel or of any other expenses subsequently incurred by such indemnified party.

5.22           Seller Indebtedness.  Acquiror will execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures and other instruments required for the due assumption of Seller’s (i) Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2036 and (ii) obligations under the related Guaranty Agreement by and between Seller and Wilmington Trust Company dated as of February 16, 2006.

5.23           Investment Advisory Consents.  Seller shall cause its applicable Subsidiaries to use their reasonable best efforts to obtain the consents and approvals necessary to satisfy the consents and approvals required under applicable Laws to effect the assignment or continuation of each investment advisory, sub-advisory, investment management, trust or similar agreement with any investment advisory client in connection with the transactions contemplated hereby, including with respect to any change of control of any person or entity in connection therewith.  Without limiting the generality of the foregoing, as soon as reasonably practicable after the date of this Agreement, Seller shall (or shall cause its applicable Subsidiary to) mail a letter to each relevant client, in a form reasonably acceptable to Acquiror, with respect to such process, and approximately 30 days after the mailing of such letter, to mail a second letter to each such client, in a form reasonably acceptable to Acquiror.  Acquiror and Seller shall agree on an approach to obtaining such necessary consents and approvals with respect to any investment advisory clients required to give a “positive consent” to assignment, in accordance with applicable Laws.

5.24           Stock Exchange De-listing.  Seller shall use its reasonable best efforts to take such actions prior to the Effective Time of the Parent Merger to cause Seller’s securities to be de-listed from the Nasdaq Global Select Market and de-registered under the 1934 Act as soon as practicable following the Effective Time.

5.25           Preferred Stock Held By U.S. Treasury. Seller and Acquiror shall each use its reasonable best efforts to cause or facilitate either (i) the repurchase or redemption by Seller of, or (ii) the purchase by Acquiror or one of its subsidiaries of, all of the issued and outstanding shares of Seller CDCI Preferred Stock and the Seller Warrant prior to or concurrently with the consummation of the Parent Merger from the Treasury Department or other holders thereof. The method of funding the redemption or purchase, as the case may be, shall be mutually agreed to by Acquiror and Seller, subject to any formal or informal Treasury Department requirements.  In furtherance of the foregoing, Seller shall provide, and shall cause its Subsidiaries to provide, all reasonable cooperation and take all reasonable actions as may be requested by Acquiror in connection with such redemption or purchase, including by (x) furnishing all information concerning Seller and its Subsidiaries that Acquiror or any applicable Governmental Entity may request in connection with such redemption or purchase or with respect to the effects of such purchase on Acquiror or its pro forma capitalization, (y) assisting with the preparation of any analyses or presentations Acquiror deems necessary or advisable in its reasonable judgment in connection with such redemption or purchase or the effects thereof, and (z) entering into any agreement with such holder (including any letter agreement among Seller, Acquiror and such holder) to effect the  redemption or purchase of such shares as Acquiror may reasonably request (provided, that neither Seller nor any of its Subsidiaries shall be required to agree to any obligation that is not contingent upon the consummation of the Parent Merger).

ARTICLE VI

CLOSING CONDITIONS

6.1           Conditions to the Parties’ Obligations under this Agreement.  The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)           (i) Each party shall have received the approval or consent, or waiver of approval or consent, of the Mergers and the other transactions contemplated hereby from any and all Governmental Entities whose consent or approval (or waiver thereof) must be received in order to consummate the Mergers and the transactions contemplated hereby, which consents or approvals shall not impose any condition or requirement which, in the opinion of Acquiror, in its sole reasonable discretion, would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement, and (ii) any statutory or regulatory waiting period necessary to effect the Mergers and the transactions contemplated hereby shall have expired.  Such consents and approvals and the transactions contemplated hereby shall not have been contested by any Governmental Entity or any third party by formal proceeding.  It is understood that, if any such contest is brought by formal proceeding, Acquiror and Seller may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Mergers and the transactions contemplated hereby over such objection.  All notices, reports and other filings required to be made with any Governmental Entity in connection with the Parent Merger prior to the Effective Time by Acquiror or Seller or in connection with the Subsidiary Merger prior to the Effective Time by Acquiror Sub or Seller Sub shall have been made and become final.

(b)           This Agreement and the Merger Documents shall have been duly adopted and approved by the requisite vote of each of the stockholders of Acquiror and the stockholders of Seller.

(c)           None of Seller, Seller Sub, Acquiror or Acquiror Sub shall be subject to any Law, judgment, order, writ, decree or injunction which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Mergers or the other transactions contemplated hereby.

(d)           All consents or approvals of all persons (other than Governmental Entities) required for consummation of the Mergers shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller, Seller Sub, Acquiror or Acquiror Sub.

(e)           The Registration Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the Commission.

(f)           The shares of Acquiror Common Stock issuable to the holders of Seller Common Stock in the Parent Merger shall have been approved for listing on the NASDAQ Global Select Market on or before the Closing Date, subject to official notice of issuance.

(g)           Acquiror and Seller shall have executed and delivered the Parent Merger Document.

(h)           Acquiror Sub and Seller Sub shall have executed and delivered the Subsidiary Merger Document.

(i)           Acquiror and Seller shall have received an opinion of Phelps Dunbar LLP, counsel to Acquiror, dated as of the Closing Date, which opinion shall be satisfactory in form and substance to Acquiror and Seller, to the effect that the Parent Merger when consummated in accordance with the terms hereof will constitute a reorganization within the meaning of Section 368(a) of the Code.  Such counsel shall be entitled to rely upon representation letters from each of Acquiror and Seller, in each case in form and substance reasonably satisfactory to such counsel and dated as of the date of such opinion.

6.2           Conditions to the Obligations of Acquiror and Acquiror Sub under this Agreement.  The obligations of Acquiror and Acquiror Sub under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Acquiror (on behalf of itself and Acquiror Sub) to the extent permitted by Law:

(a)           (i)  Each of the obligations of Seller and Seller Sub required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Seller and Seller Sub contained in this Agreement shall have been true and correct in all material respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date which shall be true and correct as of such date); provided, that any reference to materiality, Seller Material Adverse Effect or similar concepts or qualifications in the representations and warranties will be deemed deleted for the purposes of this Section 6.2(a) to avoid the application of double or dual materiality.  Acquiror shall have received certificates to the foregoing effect signed by the Chief Executive Officer of Seller and Seller Sub.

(b)           All permits, consents, waivers, clearances, approvals and authorizations of all Governmental Entities or third parties which are necessary in connection with the consummation of the Mergers shall have been obtained; and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any terms or conditions which are unacceptable to Acquiror, in its sole discretion.

(c)           Seller’s board of directors shall have adopted the corporate resolutions described in Section 5.13(a)(iv) of this Agreement terminating the Seller Terminated Plans effective as of the Closing Date.

(d)           Each of First M & F Insurance Company, Inc. and M & F Insurance Agency, Inc. shall have been dissolved in accordance with Mississippi and other applicable Law.

(e)           All loans (and related documentation) and other collateral specifically pledged to secure advances from the Federal Home Loan Bank of Dallas shall have been returned to Seller Sub.

(f)           Seller shall have provide evidence that all liens on any Seller Capital Stock or any capital stock of Seller Sub shall have been released.

6.3           Conditions to the Obligations of Seller and Seller Sub under this Agreement.  The obligations of Seller and Seller Sub under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Seller (on behalf of itself and Seller Sub) to the extent permitted by Law:

(a)           (i)  Each of the obligations of Acquiror and Acquiror Sub required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Acquiror and Acquiror Sub contained in this Agreement shall have been true and correct in all material respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date which shall be true and correct as of such date); provided, that any reference to materiality, Acquiror Material Adverse Effect or similar concepts or qualifications in the representations and warranties will be deemed deleted for the purposes of this Section 6.3(a) to avoid the application of double or dual materiality.  Seller shall have received certificates to the foregoing effect signed by the Chief Executive Officer of Acquiror and Acquiror Sub.

(b)           All permits, consents, waivers, clearances, approvals and authorizations of all Governmental Entities or third parties which are necessary in connection with the consummation of the Mergers shall have been obtained; and none of such permits, consents, waivers, clearances, approvals and authorizations shall adversely affect the Merger Consideration.

(c)           The board of directors of Acquiror shall have adopted resolutions establishing, and setting the designations of, the Acquiror CDCI Preferred Stock.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER, ETC.

7.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger Documents by the stockholders of Seller and Seller Sub:

(a)           by mutual written consent of the parties hereto;

(b)           by Acquiror (on behalf of itself and Acquiror Sub) or Seller (on behalf of itself and Seller Sub) (i) if the Effective Time shall not have occurred on or prior to September 30, 2013, unless approval by a Governmental Entity pursuant to Section 6.1(a) is pending and has not been finally resolved, in which event such date shall be automatically extended to December 31, 2013; or (ii) if a vote of the stockholders of Seller or Acquiror is taken and such stockholders fail to approve this Agreement and the Parent Merger Document at the Special Meeting of Seller or the meeting of Acquiror’s stockholders to vote on this Agreement and the Parent Merger Document; unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time or such vote, as the case may be;

(c)           by Acquiror (on behalf of itself and Acquiror Sub) or Seller (on behalf of itself and Seller Sub) upon written notice to the other (i) 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Mergers and the other transactions contemplated hereby (including the redemption or repurchase of the issued and outstanding shares of Seller CDCI Preferred Stock and the Seller Warrant prior to or contemporaneously with the Parent Merger) shall have been denied or withdrawn at the request or recommendation of the applicable Governmental Entity, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied; provided, however, that no party hereto shall have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; and in each case the time period for appeals and requests for reconsideration has run; or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the Mergers or the other transactions contemplated by this Agreement;

(d)           by Acquiror (on behalf of itself and Acquiror Sub) in writing if Seller or Seller Sub has, or by Seller (on behalf of itself and Seller Sub) in writing if Acquiror or Acquiror Sub has, breached (i) any covenant or undertaking contained herein, which breach would result in the failure to satisfy the closing condition set forth in Section 6.2(a) or 6.3(a), as the case may be, and such breach cannot be or has not been cured within 30 days after the giving of written notice of such breach to the non-terminating party, or (ii) any representation or warranty contained herein, which breach would result in the failure to satisfy the closing condition set forth in Section 6.2(a) or 6.3(a), as the case may be, and such breach cannot be or has not been cured within 30 days after the giving of written notice of such breach to the non-terminating party;

(e)           by Acquiror (on behalf of itself and Acquiror Sub) if (i) Seller shall have failed to make the Seller Recommendation in the Registration Statement, (ii) Seller shall have effected a change in the Seller Recommendation, (iii) Seller shall have breached its obligations under this Agreement by reason of a failure to call or convene the Special Meeting in accordance with Section 5.8, or (iv) Seller shall have approved or recommended, or proposed publicly to approve or recommend, any Acquisition Transaction;

(f)           by Seller (on behalf of itself and Seller Sub) (i) in accordance with the terms and conditions of Section 5.3(c) or (ii) under the circumstances described in the proviso of Section 5.8(b); or

(g)           by Seller (on behalf of itself and Seller Sub) if (i) Acquiror shall have failed to make the Acquiror Recommendation in the Registration Statement, (ii) Acquiror shall have effected a Change in the Acquiror Recommendation, or (iii) Acquiror shall have breached its obligations under this Agreement by reason of a failure to call or convene the Special Meeting in accordance with Section 5.8.

7.2           Effect of Termination.  In the event of termination of this Agreement by either Acquiror or Seller as provided above, this Agreement shall forthwith become void (other than Sections 5.6(b), this Section 7.2, Section 7.4 and Article VIII hereof, which shall remain in full force and effect), and there shall be no further liability on the part of the parties or their respective officers or directors except for the liability of the parties under Sections 5.6(b), 5.6(c), 7.4 and Article VIII hereof and except for liability for any willful breach of any covenant, undertaking, representation or warranty in this Agreement giving rise to such termination.

7.3           Amendment, Extension and Waiver.  Subject to applicable Law, at any time prior to the consummation of the Parent Merger, whether before or after approval thereof by the stockholders of Seller, the parties may (a) amend this Agreement and the Merger Documents; (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (d) waive compliance with any of the agreements or conditions contained herein (other than required stockholder and regulatory approval); provided, however, that after any approval of the Parent Merger by the stockholders of Seller, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement or the Parent Merger Document which (i) modifies either the amount or the form of the Merger Consideration to be delivered to stockholders of Seller (for the avoidance of doubt, excluding adjustments in the Exchange Ratio pursuant to Section 2.1(a)(iv) of this Agreement), or (ii) is reasonably likely to materially delay or jeopardize receipt of any required regulatory approvals or materially impair or prevent the satisfaction of any other condition to the obligations of Acquiror, Acquiror Sub, Seller or Seller Sub set forth in Sections 6.1, 6.2 and 6.3 hereof or may materially delay the Effective Time.  This Agreement and the Merger Documents may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and which has been authorized by or under the direction of its board of directors; but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.4           Termination Fees.

(a)           In the event that (A) a Pre-Termination Takeover Proposal Event (as defined in subsection (c)) shall occur after the date of this Agreement and thereafter this Agreement is terminated by either Acquiror or Seller pursuant to Section 7.1(b)(ii) or by Acquiror pursuant to Section 7.1(d) as a result of a willful breach by Seller or Seller Sub and (B) prior to the date that is 12 months after the date of such termination Seller consummates an Acquisition Proposal, then Seller shall, on the date such Acquisition Proposal is consummated, pay Acquiror a fee equal to $5,800,000 (the “Termination Fee”).  The Termination Fee shall be paid by wire transfer of same-day funds.

(b)           In the event that this Agreement is terminated by Acquiror pursuant to Section 7.1(e) or by Seller pursuant to Section 7.1(f), then concurrently with such termination, Seller shall pay to Acquiror the Termination Fee by wire transfer of same-day funds, and such termination shall not be deemed effective hereunder until receipt by Acquiror of such fee.  For the avoidance of doubt, if Seller fails to hold the Special Meeting, fails to make the Seller Recommendation, or withdraws, modifies or changes the Seller Recommendation either as a result of an Acquisition Proposal that has not been withdrawn or otherwise, and this Agreement is terminated by Acquiror pursuant to Section 7.1(e) or by Seller pursuant to Section 7.1(f), then Seller shall pay the Termination Fee as provided in this Section 7.4(b).  In no event shall Seller be required to pay the Termination Fee under both this Section 7.4(b) and Section 7.4(a).

(c)           For purposes of this Section 7.4, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, an Acquisition Proposal shall have been made known to the senior management or the board of directors of Seller or shall have been made directly to its stockholders generally, or any person reasonably qualified to consummate an Acquisition Proposal shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and such Acquisition Proposal or public announcement shall not have been irrevocably withdrawn not less than five Business Days prior to the Special Meeting (with respect to a termination pursuant to Section 7.1(b)(ii)) or the date of termination (with respect to a termination pursuant to Section 7.1(d).  Seller acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if Seller fails promptly to pay the amount due pursuant to this Section 7.4 and, in order to obtain such payment, Acquiror commences a suit which results in a judgment against Seller for the fee set forth in this Section 7.4, Seller shall pay to Acquiror its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made, plus 300 basis points.

ARTICLE VIII

MISCELLANEOUS

8.1           Expenses.  Except as provided in Section 7.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, investment banking and printing expenses) shall be borne by the party incurring such costs and expenses, provided that Acquiror and Seller shall each bear one-half of all costs of printing, mailing and filing the Registration Statement and all filing and similar fees relating to the Mergers.

8.2           Survival  The respective representations, warranties and covenants of the parties to this Agreement shall not survive (i) the Effective Time or (ii) the termination of this Agreement, but shall terminate as of the Effective Time or such termination, respectively, except for the provisions of (i) Article II, Sections 5.13 and 5.21 and this Article VIII which shall survive the Effective Time, and (ii) Sections 5.6(b), 5.6(c), 7.4 and this Article VIII which shall survive such termination, respectively.

8.3           Notices  All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally, or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

(a)           If to Acquiror or Acquiror Sub, to:

Renasant Corporation
209 Troy Street
Tupelo, Mississippi 38804-4827
Attention:  E. Robinson McGraw
Facsimile: (662) 680-1230

with a copy (which shall not constitute notice) to:

Phelps Dunbar LLP
365 Canal Street, Suite 2000
New Orleans, Louisiana  70130
Attention:  Mark A. Fullmer
Facsimile:  (504) 568-9130

(b)           If to Seller or Seller Sub, to:

First M&F Corporation
134 West Washington Street
Kosciusko, Mississippi 39090
Attention:  Hugh S. Potts, Jr.
Facsimile:  (662) 289-8754

with a copy (which shall not constitute notice) to:

Jones Walker, LLP
190 E. Capitol St., Suite 800
Jackson, Mississippi 39201
Attention: Craig N. Landrum
Facsimile: 601-949-4804

or to such other address or telecommunication number as such party may hereafter specify for the purpose by notice to the other party.  Each such notice or other communication shall be effective (i) if given by telecommunication device before 3:00 p.m. on a business day at the recipient’s office, when such written telecommunication is transmitted to the telecommunication number specified in this Section 8.3 and evidence of receipt is confirmed, otherwise the next business day, or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 8.3.

8.4           Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that (i) neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, (ii) except as otherwise expressly provided in Sections 2.8, 5.13(a)(ii), 5.13(a)(iii), 5.13(b), 5.13(c) and 5.21, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

8.5           Complete Agreement.  This Agreement (including the Seller and Acquiror Disclosure Schedules) and the Merger Documents, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, including (i) the confidentiality agreement by and between the Seller and Acquiror dated December 18, 2012 and (ii) that certain indication of interest letter agreement between Seller and Acquiror dated January 16, 2013, contain the entire agreement and understanding of the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings by and among the parties, both written and oral, with respect to such subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings by and among the parties other than those expressly set forth herein or therein.

8.6           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. Transmission by facsimile of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such facsimile shall be deemed to be an original counterpart of this Agreement.

8.7           Governing Law; Venue; Waiver of Jury Trial.

(a)           This Agreement shall be governed by the laws of the State of Mississippi, without giving effect to the principles of conflicts of laws thereof.

(b)           Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Mississippi, and, solely in connection with claims arising under this Agreement or the Mergers that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such Mississippi courts, (ii) waives any objection to laying venue in any such action or proceeding in the Mississippi courts, (iii) waives any objection that the Mississippi courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8.3.

(c)           Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by applicable Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.7.

8.8           Interpretation.  For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Disclosure Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, Disclosure Schedule and Exhibit references are to the Articles, Sections, Disclosure Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.  This Agreement shall not be interpreted or construed to require any person or entity to take any action, or fail to take any action, if to do so would violate applicable Law.

The parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.  Further, it is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule or Acquiror Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule or Acquiror Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule or Acquiror Disclosure Schedule is or is not material for purposes of this Agreement.

8.9           Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties agree to waive any requirements for the securing or posting of any bond in connection with any remedy described in this Section 8.9 (except to the extent required by Law).

8.10           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.11           Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Acquiror may revise the structure of the Parent Merger and/or the Subsidiary Merger or otherwise revise the method of effecting the Parent Merger and/or the Subsidiary Merger and related transactions, provided, that (i) such revision does not alter or change the kind or amount of the Merger Consideration, (ii) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (iii) such revision does not otherwise cause any of the conditions set forth in Article VI not to be capable of being fulfilled unless duly waived by the party entitled to the benefits thereof.  This Agreement and any related documents will be appropriately amended in order to reflect any revised structure or method as contemplated by this Section 8.11.

[The remainder of this page intentionally left blank.  Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

RENASANT CORPORATION

By:_____________________________________
Name:  E. Robinson McGraw
Title:    Chairman, President and Chief Executive Officer

RENASANT BANK

By:______________________________________
Name:  E. Robinson McGraw
Title:   Chairman, President and Chief Executive Officer

FIRST M&F CORPORATION

By:______________________________________
Name:  Hugh S. Potts, Jr.
Title:   Chairman, President and Chief Executive Officer

MERCHANTS AND FARMERS BANK

By:_______________________________________
Name:  Hugh S. Potts, Jr.
Title:   Chairman, President and Chief Executive Officer

INDEX OF DEFINED TERMS

Term	Defined In Section No.
Acquiror	First paragraph
Acquiror Capital Stock	2.1(a)(ii)
Acquiror CDCI Preferred Stock	2.1(a)(ii)
Acquiror Common Stock	2.1(a)(i)
Acquiror Disclosure Schedule	First sentence Article IV
Acquiror Material Adverse Effect	4.1(a)
Acquiror Recommendation	5.8(b)
Acquiror SEC Documents	4.8(a)
Acquiror Sub	First paragraph
Acquiror Warrant	2.8(e)
Acquisition Proposal	5.3(a)
Acquisition Transaction	5.3(a)
Affiliate	3.18
Agreement	First paragraph
Broker-Dealer Entity	3.30(a)
Business Day	1.2
CDCI Preferred Stock Consideration	2.1(a)(ii)
Change in the Seller Recommendation	5.3(c)
Claims	5.13(b)
Closing	1.2
Closing Date	1.2
Code	2.2(e)
Commission	3.3(c)
Common Stock Merger Consideration	2.1(a)(i)
Costs	5.13(b)
CRA	3.28
delivered to Acquiror	First paragraph of Article III
delivered to Seller	First paragraph of Article IV
Domiciliary Jurisdiction	3.36(a)
Effective Time	1.2
Employees	3.8(a)
Employer	5.13(a)(i)
Environmental Law	3.15
ERISA	3.8(a)
ERISA Plan	3.8(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)(i)
FDIA	3.12
FDIC	3.3(c)
FINRA	3.3(c)
FRB	3.3(c)
GAAP	3.4(b)
Governmental Entity	1.2
Hazardous Substance	3.15
Indemnification Cap	5.13(b)
Indemnified Parties	5.13(b)
Indenture	3.2(b)
Intellectual Property	3.27(a)
Investment Assets	3.36(g)
Investment Company Act	3.30(f)
IRS	3.7(a)
Law	3.3(b)
Loan Portfolio Properties and Other Properties Owned	3.15
made available to Acquiror	First paragraph of Article III
made available to Seller	First paragraph of Article IV
MBCA	1.1(a)
MCB	1.2
Mergers	1.1(b)
Merger Consideration	2.1(a)(ii)
Merger Documents	1.2
Notice	5.3(a)
Parent Merger	1.1(a)
Parent Merger Document	1.2
party/parties	First paragraph
Pension Plan	3.8(a)
Pre-Termination Takeover Proposal Event	7.4(c)
Proceeding	5.13(b)
provided to Acquiror	First paragraph of Article III
provided to Seller	First paragraph of Article IV
Qualified Seller Plan	3.8(a)
Registration Statement	3.10
Reinsurance Agreement	3.36(h)(i)
Representative	2.2(b)
Returns	3.7(a)
RIA Entity	3.30(a)
Risk Management Instruments	3.20
SAP	3.36(a)
Section 16 Information	5.17
Seller	First paragraph
Seller Acquisition Agreement	5.3(c)
Seller Agreement	3.13(a)
Seller Capital Stock	2.1
Seller CDCI Preferred Stock	2.1
Seller Common Stock	2.1
Seller Disclosure Schedule	First sentence Article III
Seller Incentive Plan	2.8(a)
Seller Insiders	5.17
Seller Insurance Company	3.36(a)
Seller Material Adverse Effect	3.1(a)
Seller Plans	3.8(a)
Seller Recommendation	5.8(b)
Seller SEC Documents	3.9(a)
Seller Stock Certificate	2.2(e)
Seller Stock Options	2.8(a)
Seller Sub	First paragraph
Seller Sub Common Stock	2.7
Seller Terminated Plans	5.13(a)(iv)
Seller Warrant	2.8(e)
Software	3.27(a)
Special Meeting(s)	5.8(b)
Statutory Statements	3.36(a)
Subsidiaries	3.1(b)
Subsidiary Merger	1.1(b)
Subsidiary Merger Document	1.2
Subsidiary Surviving Bank	1.1(b)
Superior Proposal	5.3(a)
Surviving Corporation	1.1(a)
Takeover Laws	3.3(d)
Taxes	3.7(c)
Termination Fee	7.4(a)
to the Knowledge of Acquiror	First paragraph of Article IV
to the Knowledge of Seller	First paragraph of Article III
Transferred Employees	5.13(a)(i)
Treasury Department	2.8(e)
1933 Act	3.9(a)
1934 Act	3.9(a)

EXHIBIT A

PARENT MERGER DOCUMENT

EXHIBIT B

SUBSIDIARY MERGER DOCUMENT

SCHEDULE 5.13(b)

JOINDER AGREEMENT

THIS AGREEMENT is made and executed as of __________, 2013 between Renasant Corporation, a Mississippi corporation (“Acquiror”), and the undersigned individual officer and/or director (“M&F Official”) of First M&F Corporation, a Mississippi corporation (“M&F”), and/or Merchants and Farmers Bank, a Mississippi banking corporation (“M&F Bank”).

RECITALS:

WHEREAS, Acquiror, Renasant Bank, a Mississippi banking corporation (the “Acquiror Bank”), M&F and M&F Bank have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which M&F will be merged into Acquiror and Acquiror shall be the surviving entity on the terms and subject to the conditions set forth in the Merger Agreement and M&F Bank will be merged into Acquiror Bank and Acquiror Bank shall be the surviving entity on the terms and subject to the conditions set forth in such Merger Agreement; and

WHEREAS, in consideration of the agreements made by M&F in connection with the Merger Agreement, Acquiror has agreed to indemnify the M&F Official under certain circumstances set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of Acquiror’s agreement to indemnify the M&F Official and the expenses and costs that may be incurred by Acquiror in connection with such indemnification, the M&F Official hereby agrees as follows:

1.           Assumption of and Cooperation in Defense.

1.1           Notice and Assumption of Defense. In the event a claim arises for which indemnification is or may be sought by the M&F Official, the M&F Official shall promptly notify Acquiror, in writing at the address set forth in Section 3 hereof, of the commencement of such legal action or existence of and facts relating to such claim.  Upon receipt of such notice, or at any time thereafter, Acquiror shall be entitled to participate therein and, in its sole discretion, to assume the defense of such claim, with counsel of its choice, subject to the reasonable approval of the M&F Official, and to consider and decide on any proposed settlement, subject to the reasonable approval of the M&F Official.  In any and all events, Acquiror shall have the right to reasonable control over the nature and extent of expenses incurred in connection with such claim(s).  Acquiror shall notify the M&F Official of its assumption of the defense of such claim; and after such notice from Acquiror to the M&F Official, Acquiror shall not be liable to the M&F Official for indemnification under Section 5.13(b) of the Merger Agreement for any legal expenses of other counsel or any other expenses of defense subsequently incurred by such indemnified party.

1.2           Cooperation in Defense. The M&F Official agrees to cooperate in the defense of any action for which indemnification is sought under Section 5.13(b) of the Merger Agreement.  Such cooperation shall include, but not be limited to, providing Acquiror and its counsel copies of any and all relevant documents relating to the claim, consulting with Acquiror and its counsel with regard to the claim, providing testimony, either in deposition or at trial or both, regarding the facts relating to the claim, making himself available at reasonable times for consultation, testimony and fact-finding and otherwise furnishing such information to Acquiror and its counsel as the M&F Official would provide to his own counsel in the event he were defending the action himself.  Except as expressly permitted by Acquiror, the M&F Official shall not object to the production or use of any documents heretofore prepared by or of information provided to Acquiror legal counsel on the basis of any claim of privilege that is available only to M&F or Acquiror; provided, however, that Acquiror agrees that it will not, without the consent of the M&F Official, waive any applicable privilege of the M&F Official.  Such cooperation shall be provided regardless of whether Acquiror assumes the defense of the action.

2.           Duplication of Payment; Limitations; Presumptions.

2.1           No Duplication of Payments.  Acquiror shall not be liable under this Agreement to make any payment in connection with any claim against the M&F Official to the extent the M&F Official has otherwise actually received payment (under any insurance policy, certificate of incorporation, bylaw provision or otherwise) of amounts otherwise indemnifiable hereunder.

2.2           Limitation on Liability.  The M&F Official hereby expressly acknowledges and agrees that Acquiror shall not be liable in the aggregate for more than the Indemnification Cap (as defined in the Merger Agreement) in connection with its obligations under Section 5.13(b) of the Merger Agreement.  The M&F Official further acknowledges and agrees that he shall have no claim against Acquiror for any amount that, when aggregated with indemnification amounts paid by Acquiror to other M&F Officials that would be subject to the Indemnification Cap as provided in the Merger Agreement (the “Capped Amount”), exceeds the Indemnification Cap.  Any claim for reallocation of the amounts paid by Acquiror among M&F Officials shall be made against the other M&F Official(s) involved, and Acquiror shall not be liable in any way for the allocation of such Capped Amount among M&F Officials.

2.3           No Presumption.  For purposes of this Agreement, the termination of any claim, action, suit or proceeding by judgment, order, settlement (whether with or without court approval) shall not of itself create a presumption that the M&F Official did or did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

3.           Notices.  All notices or other communications which are required or permitted hereunder shall be delivered in accordance with Section 8.3 of the Merger Agreement, at the addresses listed below:

If to Acquiror:                                                   Renasant Corporation
209 Troy Street
Tupelo, Mississippi 38804-4827
Attention: E. Robinson McGraw

If to the M&F Official:

4.           Execution in Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. Transmission by facsimile of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such facsimile shall be deemed to be an original counterpart of this Agreement.

5.           Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

6.           Amendment.  This Agreement may only be amended by a written instrument signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RENASANT CORPORATION

By:____________________________________
Name:  E. Robinson McGraw
Title:    Chairman, President and Chief
Executive Officer

M&F OFFICIAL

                                                                                           ________________________________________

SCHEDULE 5.15

AFFILIATE LETTER

[date]

Renasant Corporation
209 Troy Street
Tupelo, Mississippi 38804-4827

Gentlemen:

This letter agreement is given in connection with the closing of the merger (the “Merger”) of First M&F Corporation (“Seller”) with and into Renasant Corporation (“Acquiror”).  I am aware and acknowledge that, as a member of the board of directors or an officer of Seller or the beneficial owner of a substantial amount of the outstanding common stock of Seller, I may be an “affiliate” of Seller as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and the regulations thereunder.

I understand the resales or other dispositions of Acquiror’s common stock, $5.00 per share par value (“Acquiror Common Stock”), acquired by me as a result of the Merger may be governed by Rules 144 and 145 of the Securities Act.

On the basis of the foregoing, and in consideration of the delivery to me of the Acquiror Common Stock into which my Seller common stock will be converted, I agree that I will not, directly or indirectly, sell, transfer, pledge or otherwise alienate or encumber any of the Acquiror Common Stock held by me in violation of the Securities Act or the rules or regulations promulgated thereunder.  In addition, I expressly agree to the placement of a restrictive legend on any and all certificates representing Acquiror Common Stock of which I am the beneficial owner reflecting the restrictions described above.

SCHEDULE 5.20-A

LOCK- UP AND NON-COMPETITION AGREEMENT

LOCK-UP AND NON-COMPETITION AGREEMENT

This Agreement is made and executed as of the ____ day of _______, 2013, between Renasant Corporation, a Mississippi corporation (“Acquiror”), and the undersigned non-employee director (“M&F Official”) of First M&F Corporation, a Mississippi corporation (“M&F”), or Merchants and Farmers Bank, a Mississippi banking corporation (“M&F Bank”).

Acquiror, Renasant Bank, a Mississippi banking corporation (“Acquiror Bank”), M&F and M&F Bank have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that (i) M&F will merge (the “Merger”) with and into Acquiror, and Acquiror shall be the surviving entity of the Merger, and (ii) M&F Bank and Acquiror Bank will merge (the “Bank Merger”) with and into Acquiror Bank, and Acquiror Bank shall be the surviving entity of the Bank Merger.  In consideration of the expenses that Acquiror will incur in connection with the transactions contemplated by the Plan of Merger, and in order to preserve the value of the franchise to be purchased by Acquiror and induce Acquiror to proceed to incur such expenses, the M&F Official makes the following agreements in favor of Acquiror:

1.           Undertakings of M&F Official.

1.1           The M&F Official agrees and undertakes to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of common stock of M&F, $5.00 par value per share (the “M&F Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before September 30, 2013.  The parties hereto acknowledge and agree that nothing in this section or this Agreement is intended to dictate or require that the M&F Official vote as a director in any manner.

1.2           The M&F Official further agrees that he will not transfer any of the shares of M&F Stock over which he has dispositive power, which number of shares is shown on the schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by M&F’s stockholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Acquiror has consented to the transfer and the transferee shall agree in writing with Acquiror to be bound by this Agreement as fully as the undersigned.

1.3           This Agreement shall terminate at such time as the Plan of Merger terminates.

2.           Noncompetition Obligations of M&F Official.

2.1           M&F Official will not:

(a)           directly or indirectly, for himself or in affiliation with any business or entity in which he owns an equity or financial interest (except as to not more than five percent (5%) of the outstanding stock of any corporation, the securities of which are regularly traded on a nationally recognized securities exchange or over-the-counter market), carry on or engage in any Competitive Business (as hereinafter defined) within the Restricted Area (as hereinafter defined); or

(b)           directly or indirectly, in affiliation with any individual or any business or entity not covered by (a) above, whether as a partner, employee, contractor, consultant or otherwise, carry on or engage in any Competitive Business in the Restricted Area; or

(c)           directly or indirectly, solicit or cause to be solicited any customers of the Acquiror or Acquiror Bank, with respect to any Competitive Business in the Restricted Area; or

(d)           directly or indirectly, solicit or cause to be solicited any employees, contractors or agents of the Acquiror or the Acquiror Bank to terminate their employment, contract or relationship with the Company.

For purposes of this Agreement, the term “Restricted Area” shall mean the State of Mississippi, and the term “Competitive Business” shall mean the business of banking through, or as a part of, or as an agent for, an FDIC-insured financial institution, including, without limitation, checking and savings accounts, business and personal loans, interim construction and residential loans, student loans, automated tellers machines, internet banking services and accounts receivable financing.  For the avoidance of doubt, “Competitive Business” shall exclude equipment leasing, insurance agency services, insurance services, trust services and investment advisory services and any entity in which the M&F Official has an ownership interest in on the date of this Agreement.

2.2.           The noncompetition obligations set forth in Section 2.1 shall extend until the second anniversary of the Closing (as defined in the Plan of Merger) (the “Restricted Period”).

2.3.           The Acquiror and the M&F Official agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 2 would cause irreparable injury to the Acquiror.  The M&F Official understands that the foregoing restrictions may limit the M&F Official’s ability to engage in certain businesses during the period provided for above in the Restricted Area, but acknowledges that the M&F Official will receive sufficient remuneration and other benefits under the Plan of Merger to justify such restriction.  Further, the M&F Official acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living.  If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, the parties intend to make this provision enforceable under the laws of Mississippi in the Restricted Area so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

2.4.           The M&F Official acknowledges that money damages would not be sufficient remedy for any breach of this Section 2 by the M&F Official, and the Acquiror shall be entitled to seek to enforce the provisions of this Section 2 by specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Section 2, but shall be in addition to all remedies available at law or in equity to the Acquiror, including, without limitation, the recovery of damages from the M&F Official and his or her agents involved in such breach.

3.           Miscellaneous.

3.1           The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the M&F Official acknowledging that remedies at law for breach or default might be or become inadequate.

3.2           The M&F Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of M&F.  The M&F Official further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.

3.3           To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

3.4           This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

3.5           This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

3.6           The M&F Official may not assign any of his rights or obligations under this Agreement to any other person.

3.7           This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between M&F or an affiliate of M&F and the M&F Official.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and legatees.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

RENASANT CORPORATION

By:
Name:  E. Robinson McGraw
Title:    Chairman, President and Chief
Executive Officer

M&F OFFICIAL

                                                                                           _______________________________________

SCHEDULE TO
LOCK-UP AND NON-COMPETITION AGREEMENT

Number of shares of common stock, $5.00 par value per share, of First M&F Corporation owned by the M&F Official:______________ shares.

SCHEDULE 5.20-B

LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

This Agreement is made and executed as of the ____ day of _________, 2013, between Renasant Corporation, a Mississippi corporation (“Acquiror”), and the undersigned individual executive officer and director (“M&F Official”) of First M&F Corporation, a Mississippi corporation (“M&F”), or Merchants and Farmers Bank, a Mississippi banking corporation (“M&F Bank”).

Acquiror, Renasant Bank, a Mississippi banking corporation (“Acquiror Bank”), M&F and M&F Bank have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that (i) M&F will merge (the “Merger”) with and into Acquiror, and Acquiror shall be the surviving entity of the Merger, and (ii) M&F Bank and Acquiror Bank will merge (the “Bank Merger”) with and into Acquiror Bank, and Acquiror Bank shall be the surviving entity of the Bank Merger.  In consideration of the expenses that Acquiror will incur in connection with the transactions contemplated by the Plan of Merger and in order to preserve the value of the franchise to be purchased by Acquiror and induce Acquiror to proceed to incur such expenses, the M&F Official makes the following agreements in favor of Acquiror:

1.           Undertakings of M&F Official.

1.1           The M&F Official agrees and undertakes to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of common stock of M&F, $5.00 par value per share (the “M&F Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the Schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before September 30, 2013.  The parties hereto acknowledge and agree that nothing in this Section or this Agreement is intended to dictate or require that the M&F Official vote as a director in any manner.

1.2           The M&F Official further agrees that he will not transfer any of the shares of M&F Stock over which he has dispositive power, which number of shares is shown on the Schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by M&F’s stockholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Acquiror has consented to the transfer and the transferee shall agree in writing with Acquiror to be bound by this Agreement as fully as the undersigned.

1.3           This Agreement shall terminate at such time as the Plan of Merger terminates.

2.           [Reserved]

3.           Miscellaneous.

3.1           The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the M&F Official acknowledging that remedies at law for breach or default might be or become inadequate.

3.2           The M&F Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of M&F.  The M&F Official further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.

3.3           To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

3.4           This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original.  Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

3.5           This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreement made and entirely to be performed within such State, except as federal law may be applicable.

3.6           The M&F Official may not assign any of his rights or obligations under this Agreement to any other person.

3.7           This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between M&F and the M&F Official.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors, heirs and legatees.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

RENASANT CORPORATION

By:______________________________________
Name:  E. Robinson McGraw
Title:    Chairman, President and Chief
Executive Officer

M&F OFFICIAL

                                                                                           _________________________________________

SCHEDULE TO
LOCK-UP AGREEMENT

Number of shares of common stock, $5.00 par value per share, of First M&F Corporation owned by the M&F Official:______________ shares.